                                                                   EXHIBIT 10.54



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                          PETROLEUM HEAT AND POWER CO., INC.





                                  ------------------



                                        FOURTH
                                 AMENDED AND RESTATED
                                   CREDIT AGREEMENT


                            DATED AS OF SEPTEMBER 27, 1996



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                               THE CHASE MANHATTAN BANK
                                       AS AGENT






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

                                  TABLE OF CONTENTS
                                  -----------------

                                                                            PAGE
                                                                            ----


SECTION 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .   2

    1.1    Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.2  Other Definitional Provisions . . . . . . . . . . . . . . . . . .  19

SECTION 2.  AMOUNT AND TERMS OF WORKING
             CAPITAL LOANS . . . . . . . . . . . . . . . . . . . . . . . .  20

    2.1  Working Capital Loan Commitments. . . . . . . . . . . . . . . . .  20
    2.2  Working Capital Notes . . . . . . . . . . . . . . . . . . . . . .  20
    2.3  Procedure for Borrowing Working Capital Loans . . . . . . . . . .  21
    2.4  Use of Proceeds of Working Capital Loans. . . . . . . . . . . . .  22

SECTION 3.  TERMS OF INVENTORY LETTERS OF CREDIT
             SUB-FACILITY. . . . . . . . . . . . . . . . . . . . . . . . .  22

    3.1  Inventory L/C Commitment. . . . . . . . . . . . . . . . . . . . .  22
    3.2  Procedure for Issuance of Inventory Letters of Credit . . . . . .  22
    3.3  Fees, Commissions and Other Charges . . . . . . . . . . . . . . .  23
    3.4  Inventory L/C Participations. . . . . . . . . . . . . . . . . . .  23
    3.5  Inventory Reimbursement Obligation of the Company . . . . . . . .  24
    3.6  Obligations Absolute. . . . . . . . . . . . . . . . . . . . . . .  25
    3.7  Inventory Letter of Credit Payments . . . . . . . . . . . . . . .  25
    3.8  Application . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 4.  AMOUNT AND TERMS OF ACCEPTANCE
             SUB-FACILITY. . . . . . . . . . . . . . . . . . . . . . . . .  26

    4.1  Acceptance Commitments. . . . . . . . . . . . . . . . . . . . . .  26
    4.2  Creation of Acceptances . . . . . . . . . . . . . . . . . . . . .  26
    4.3  Discount of Acceptances . . . . . . . . . . . . . . . . . . . . .  27
    4.4  Acceptance Reimbursement Obligations. . . . . . . . . . . . . . .  27
    4.5  Mandatory Prepayment. . . . . . . . . . . . . . . . . . . . . . .  28
    4.6  Supply of Drafts. . . . . . . . . . . . . . . . . . . . . . . . .  29
    4.7  Delivery of Certain Documentation . . . . . . . . . . . . . . . .  29
    4.8  Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    4.9  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 5.  TERMS OF ACQUISITION LETTER OF CREDIT
             FACILITY. . . . . . . . . . . . . . . . . . . . . . . . . . .  30

    5.1  Existing Letters of Credit. . . . . . . . . . . . . . . . . . . .  30
    5.2  Fees, Commissions and Other Charges . . . . . . . . . . . . . . .  30
    5.3  Acquisition L/C Participations. . . . . . . . . . . . . . . . . .  31
    5.4  Acquisition L/C Reimbursement Obligation of the Company . . . . .  31
    5.5  Obligations Absolute. . . . . . . . . . . . . . . . . . . . . . .  32
    5.6  Acquisition Letter of Credit Payments . . . . . . . . . . . . . .  32
    5.7  Cash Collateralization of Acquisition Letters of Credit . . . . .  33

SECTION 6.  PROVISIONS RELATING TO CERTAIN EXTENSIONS
             OF CREDIT; FEES AND PAYMENTS. . . . . . . . . . . . . . . . .  33

    6.1   Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . .  33
    6.2   Termination or Reduction of Commitments. . . . . . . . . . . . .  33
    6.3   Payments and Voluntary Prepayments . . . . . . . . . . . . . . .  33
    6.4   Mandatory Prepayments. . . . . . . . . . . . . . . . . . . . . .  34
    6.5   Annual Clean-Up. . . . . . . . . . . . . . . . . . . . . . . . .  35
    6.6   Interest Rates and Payment Dates . . . . . . . . . . . . . . . .  35
    6.7   Computation of Interest and Fees; Payments . . . . . . . . . . .  36
    6.8   Conversion and Continuation Options. . . . . . . . . . . . . . .  36
    6.9   Minimum Amounts of Tranches. . . . . . . . . . . . . . . . . . .  37
    6.10  Inability to Determine Eurodollar Rate . . . . . . . . . . . . .  37
    6.11  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    6.12  Requirements of Law. . . . . . . . . . . . . . . . . . . . . . .  38
    6.13  Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    6.14  Pro Rata Treatment and Payments. . . . . . . . . . . . . . . . .  39
    6.15  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

SECTION 7.  CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT
             AND TO INITIAL EXTENSIONS OF CREDIT . . . . . . . . . . . . .  41

    7.1  Conditions to Effectiveness of Initial Extensions of
           Credit hereunder. . . . . . . . . . . . . . . . . . . . . . . .  41
           (a)  Legal Opinion. . . . . . . . . . . . . . . . . . . . . . .  41
           (b)  Corporate Proceedings  . . . . . . . . . . . . . . . . . .  41
           (c)  Corporate Documents  . . . . . . . . . . . . . . . . . . .  42
           (d)  Incumbency Certificates  . . . . . . . . . . . . . . . . .  42
           (e)  Receipt of Certain Documents . . . . . . . . . . . . . . .  42
           (f)  Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
           (g)  Borrowing Base Certificate . . . . . . . . . . . . . . . .  43
           (h)  Lien Searches. . . . . . . . . . . . . . . . . . . . . . .  43

    7.2  Conditions of All Extensions of Credit. . . . . . . . . . . . . .  43
         (a)  Representations and Warranties; No Default . . . . . . . . .  43
         (b)  Legal Matters  . . . . . . . . . . . . . . . . . . . . . . .  43

SECTION 8.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . .  43

    8.1   Corporate Existence. . . . . . . . . . . . . . . . . . . . . . .  43
    8.2   Corporate Power and Authorization; Enforceable Obligations . . .  44
    8.3   No Legal Bar to Loans. . . . . . . . . . . . . . . . . . . . . .  44
    8.4   No Material Litigation . . . . . . . . . . . . . . . . . . . . .  44
    8.5   No Default . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    8.6   Ownership of Properties; Liens . . . . . . . . . . . . . . . . .  45
    8.7   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    8.8   Financial Condition. . . . . . . . . . . . . . . . . . . . . . .  45
    8.9   Filing of Statements and Reports . . . . . . . . . . . . . . . .  46
    8.10  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    8.11  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    8.12  Investment Company Act; Other Regulations. . . . . . . . . . . .  46
    8.13  Federal Regulations. . . . . . . . . . . . . . . . . . . . . . .  47
    8.14  Environmental Matters. . . . . . . . . . . . . . . . . . . . . .  47

SECTION 9.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . .  48

    9.1   Financial Statements . . . . . . . . . . . . . . . . . . . . . .  48
    9.2   Payment of Obligations . . . . . . . . . . . . . . . . . . . . .  50
    9.3   Maintenance of Properties; Insurance . . . . . . . . . . . . . .  50
    9.4   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    9.5   Conduct of Business and Maintenance of Existence . . . . . . . .  51
    9.6   Inspection of Property, Books and Records. . . . . . . . . . . .  51
    9.7   ERISA Reports. . . . . . . . . . . . . . . . . . . . . . . . . .  51
    9.8   Execution of Guaranties and Security Agreements by Additional
            Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .  51
    9.9   Maintenance of Collateral. . . . . . . . . . . . . . . . . . . .  52
    9.10  Update of Customer Lists . . . . . . . . . . . . . . . . . . . .  52
    9.11  Environmental Laws . . . . . . . . . . . . . . . . . . . . . . .  52

SECTION 10.  NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . .  53

    10.1   Limitation on Indebtedness. . . . . . . . . . . . . . . . . . .  53
    10.2   Limitations on Liens. . . . . . . . . . . . . . . . . . . . . .  54
    10.3   Limitation on Contingent Obligations. . . . . . . . . . . . . .  54
    10.4   Prohibition of Fundamental Changes. . . . . . . . . . . . . . .  55
    10.5   Limitation on Investments, Loans and Advances . . . . . . . . .  55
    10.6   Prohibition of Certain Prepayments and Dividends. . . . . . . .  56
    10.7   Consolidated Cash Flow; EBITDA. . . . . . . . . . . . . . . . .  57
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

    10.9  Covenant Not to Compete. . . . . . . . . . . . . . . . . . . . .  57
    10.10  Limitation on Negative Pledge Clauses . . . . . . . . . . . . .  58
    10.11  Consolidated EBITDA Coverage Ratio. . . . . . . . . . . . . . .  58

SECTION 11.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . .  58

SECTION 12.  THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . .  61

    12.1  Appointment. . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    12.2  Delegation of Duties . . . . . . . . . . . . . . . . . . . . . .  62
    12.3  Exculpatory Provisions . . . . . . . . . . . . . . . . . . . . .  62
    12.4  Reliance by Agent. . . . . . . . . . . . . . . . . . . . . . . .  62
    12.5  Notice of Default. . . . . . . . . . . . . . . . . . . . . . . .  62
    12.6  Non-Reliance on Agent and Other Banks. . . . . . . . . . . . . .  63
    12.7  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .  63
    12.8  Agent in Its Individual Capacity . . . . . . . . . . . . . . . .  64
    12.9  Successor Agent. . . . . . . . . . . . . . . . . . . . . . . . .  64

SECTION 13. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . .  64

    13.1   Amendments and Waivers. . . . . . . . . . . . . . . . . . . . .  64
    13.2   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
    13.3   No Waiver; Cumulative Remedies. . . . . . . . . . . . . . . . .  66
    13.4   Survival of Representations and Warranties. . . . . . . . . . .  66
    13.5   Payment of Expenses and Taxes . . . . . . . . . . . . . . . . .  66
    13.6   Successors and Assigns; Participations; Purchasing Banks. . . .  67
    13.7   Adjustments; Set-off. . . . . . . . . . . . . . . . . . . . . .  69
    13.8   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .  70
    13.9   GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . .  70
    13.10  Submission To Jurisdiction; Waivers . . . . . . . . . . . . . .  70

SCHEDULES
---------

Schedule I     Commitments; Commitment Percentages; Addresses for Notices
Schedule II    Subsidiaries
Schedule III   Subordinated and Other Indebtedness
Schedule IV    Acquisitions Since March 31, 1994
Schedule V     Existing Acquisition Letters of Credit

EXHIBITS
--------

Exhibit A      Form of Amended and Restated Working Capital Note
Exhibit B      Form of Fourth Amended and Restated Company Security Agreement
Exhibit C      Form of Amended and Restated Company Cash Collateral Agreement
Exhibit D      Form of Fourth Amended and Restated Subsidiary Guarantee
Exhibit E      Form of Fourth Amended and Restated Subsidiary Security Agreement
Exhibit F      Form of Request for Acceptances
Exhibit G      Form of Draft
Exhibit H      Form of Borrowing Base Certificate
Exhibit I      Form of Assignment and Acceptance
Exhibit J      Form of Line Letter

                                    Exhibit 10.54




     FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 27, 1996, among:

(a)  PETROLEUM HEAT AND POWER CO., INC., a Minnesota corporation (the
     "COMPANY");

(b) the banks and other financial institutions from time to time parties hereto (collectively, the "BANKS"); and

(c) THE CHASE MANHATTAN BANK (formerly known as Chemical Bank), a New York banking corporation, as agent for such Banks (in such capacity, the "AGENT").

     W I T N E S S E T H:

          WHEREAS, the Company and Manufacturers Hanover Trust Company were parties to a Credit Agreement, dated as of December 31, 1986 (as amended, supplemented or otherwise modified from time to time, the "ORIGINAL AGREEMENT");

          WHEREAS, the Original Agreement was amended and restated pursuant to the Amended and Restated Credit Agreement, dated as of May 1, 1989 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the "A&R AGREEMENT"), among the Company, Maxwhale Corp., the banks parties thereto and Manufacturers Hanover Trust Company, as agent for such banks;

          WHEREAS, the A&R Agreement was amended and restated pursuant to the Second Amended and Restated Credit Agreement, dated as of December 31, 1992 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the "SECOND A&R AGREEMENT"), among the Company, Maxwhale Corp., the banks parties thereto and Chemical Bank (as successor by merger to Manufacturers Hanover Trust Company), as agent for such banks;

          WHEREAS, the Second A&R Agreement was amended and restated pursuant to the Third Amended and Restated Credit Agreement, dated as of August 1, 1994 (as amended, supplemented or other modified from time to time prior to the date thereof, the "EXISTING AGREEMENT"), among the Company, the banks parties thereto and Chemical Bank, as agent for such banks;

          WHEREAS, the Company has requested that the Existing Agreement be amended to contain, INTER ALIA, (a) a revolving credit facility to finance the working capital needs of the Company and its Subsidiaries in the ordinary course of business, (b) a letter of credit facility to incorporate the Acquisition Letters of Credit (as defined below) into this Agreement and (c) certain other provisions upon the terms and subject to the conditions herein contained;

          WHEREAS, each of the parties to the Existing Agreement is agreeable to the requested amendments, but only upon the terms and subject to the conditions set forth herein, and each of the parties to the Existing Agreement, for convenience of reference, has agreed to restate the Existing Agreement as so amended; and

          WHEREAS, each of the Banks and the other parties hereto are agreeable to the terms and provisions of the Existing Agreement as amended and restated hereby;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties to the Existing Agreement agree that the Existing Agreement shall be and hereby is amended and restated in its entirety and the parties hereto hereby agree as follows:

          SECTION 1.  DEFINITIONS

          1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

          "ACCEPTANCE RATE" shall mean the rate for any Acceptance financing equal to 1 and 1/2% per annum above the discount rate, as determined from time to time by each Bank in its sole and absolute discretion, as generally available to other customers of such Bank for bankers' acceptances, for up to and including 180-day tenor.

          "ACCEPTANCE REIMBURSEMENT OBLIGATION" shall have the meaning set forth in subsection 4.4(a) hereof.

          "ACCEPTANCES" shall have the meaning set forth in subsection 4.1 hereof.

          "ACCUMULATED FUNDING DEFICIENCY" shall have the meaning set forth in
     Section 302 of ERISA.

          "ACQUISITION COMMITMENT" shall mean, as to any Bank, its obligation to participate in Acquisition Letters of Credit on behalf of the Company pursuant hereto in an aggregate principal and/or face amount not to exceed at any one time outstanding the amount set forth opposite such Bank's name in Schedule I, as such amount may be reduced from time to time as provided herein (collectively, as to all of the Banks, the "ACQUISITION COMMITMENTS").

          "ACQUISITION L/C OBLIGATIONS" shall mean, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Acquisition Letters of Credit and (b) the aggregate amount of drawings under Acquisition Letters of Credit which have not then been reimbursed pursuant to subsection 5.4.

          "ACQUISITION L/C REIMBURSEMENT OBLIGATIONS" shall mean the obligation of the Company to reimburse the Issuing Bank pursuant to subsection 5.4 for amounts drawn under Acquisition Letters of Credit.

          "ACQUISITION LETTERS OF CREDIT" shall have the meaning set forth in subsection 5.1(a).

          "AGENT" shall have the meaning set forth in the preamble hereto.

          "AGGREGATE OUTSTANDING WORKING CAPITAL EXTENSIONS OF CREDIT" shall mean, as to any Bank at any time, an amount equal to the sum of (a) the aggregate unpaid principal amount at such time of all Working Capital Loans of such Bank then outstanding, (b) the aggregate amount of all Acceptances (including, without limitation, Existing Acceptances) made by such Bank hereunder (or pursuant to the terms of the Existing Agreement, as the case may be) then outstanding and (c) such Bank's Commitment Percentage of the Inventory L/C Obligations then outstanding.

          "AGREEMENT" shall mean this Fourth Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "ALTERNATE BASE RATE" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day PLUS 1% and (c) the Federal Funds Effective Rate in effect on such day PLUS 1/2 of 1%. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "ALTERNATE BASE RATE LOANS" shall mean Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

          "APPLICABLE MARGIN" shall mean, for any day, for each Type of Working Capital Loan or for an Acquisition Letter of Credit, as the case may be, the rate per annum set forth below for such Working Capital Loan or Acquisition Letter of Credit, as the case may be, opposite the Interest Coverage Ratio in effect on such day:



                                    Working Capital Loans
                            -------------------------------
         Interest            Alternate Base    Eurodollar      Acquisition
      Coverage Ratio          Rate Loans          Loans     Letters of Credit
       --------------         ----------       ----------   -----------------
 Interest Coverage Ratio A       .00%            1.25%           1.75%

 Interest Coverage Ratio B       .25%            1.50%           2.00%

 Interest Coverage Ratio C       .50%            1.75%           2.25%

 Interest Coverage Ratio D       .75%            2.00%           2.50%

     For purposes of this definition, the Interest Coverage Ratio shall be determined as of the last day of each fiscal quarter of the Company for the period of the four fiscal quarters of the Company ending on the last day of such fiscal quarter. The Interest Coverage Ratio as so determined shall be deemed to be in effect from the fifth Business Day following the date of the receipt by the Banks of the financial statements covering such fiscal quarter (or fiscal year, in the case of the last fiscal quarter of each fiscal year) pursuant to subsections 9.1(a) or 9.1(b), as the case may be, until (but not including) the fifth Business Day following the delivery to the Banks of the financial statements covering the next succeeding fiscal quarter pursuant to subsection 9.1(a) or 9.1(b), as the case may be.

          "APPLICATION" shall mean an application, in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to open an Inventory Letter of Credit as specified therein.

          "ASSET DISPOSITION" shall mean any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "DISPOSITION") by the Company or any of its Subsidiaries (including any disposition by means of merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a wholly-owned Subsidiary, (ii) a disposition of property or assets at fair market value in the ordinary course of business or (iii) a disposition of obsolete assets in the ordinary course of business.

          "AVAILABLE WORKING CAPITAL COMMITMENT" shall mean, as to any Bank at any date, an amount equal to the excess, if any of (a) such Bank's Working Capital Commitment at such date over (b) the sum of such Bank's Aggregate Outstanding Working Capital Extensions of Credit at such date.

          "BASE CD RATE" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one MINUS the C/D Reserve Percentage and (b) the C/D Assessment Rate.

          "BENEFITTED BANK" shall have the meaning set forth in subsection 13.7 hereof.

          "BORROWING BASE" shall mean, on any date of determination thereof, the amount equal to 85% of the aggregate amount of Eligible Accounts of the Company and its Subsidiaries. The Borrowing Base (including without limitation, the amount of Eligible Accounts) on any date shall be determined by the Agent in accordance with the provisions of subsection 2.1(b) by reference to the most recent Borrowing Base Certificate delivered hereunder.

          "BORROWING BASE CERTIFICATE" shall mean the certificate, substantially in the form of Exhibit H, to be provided by the Company pursuant to subsection 9.1(i).

          "BORROWING DATE" shall mean any Business Day specified in a notice pursuant to subsection 2.3 as a date on which the Company requests the Banks to make Loans hereunder.

          "BUSINESS" shall have the meaning set forth in subsection 8.14(b).

          "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

          "CAPITAL STOCK" of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

          "CASH COLLATERAL ACCOUNT" shall mean that certain bank account within the exclusive dominion and control of Chase, as Depositary, opened for the benefit of the Agent and the Banks pursuant to the Cash Collateral Agreement.

          "CASH COLLATERAL AGREEMENT" shall mean the Amended and Restated Cash Collateral Agreement, dated as of the date hereof, among the Company, the Agent and Chase, as Depositary, in substantially the form of Exhibit C hereto.

          "C/D ASSESSMENT RATE" shall mean, for any day as applied to any Alternate Base Rate Loan, the net annual assessment rate (rounded upward to the nearest 1/100th of 1%) determined by Chase to be payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at offices of Chase in the United States.

          "C/D RESERVE PERCENTAGE" shall mean, for any day as applied to any Alternate Base Rate Loan, that percentage (as expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) (the "BOARD"), for determining the maximum reserve requirement for a Depository Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

          "CHASE" shall mean The Chase Manhattan Bank.

          "CLOSING DATE" shall mean the date upon which this Agreement is executed and delivered by each of the initial parties hereto.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "COMMERCIAL INVENTORY LETTER OF CREDIT" shall have the meaning set forth in subsection 3.1.

          "COMMITMENT PERCENTAGE" shall mean, as to any Bank, the percentage set forth opposite such Bank's name on Schedule I hereto, as the same may be adjusted from time to time in accordance herewith.

          "COMMITMENT PERIOD" shall mean the period from and including the date hereof to but not including the Commitment Termination Date or such earlier date on which the Working Capital Commitments shall terminate as provided herein.

          "COMMITMENT TERMINATION DATE" shall mean June 30, 1998.

          "COMMONLY CONTROLLED ENTITY" shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA, as amended from time to time, or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

          "COMPANY" shall have the meaning set forth in the preamble hereto.

          "CONSOLIDATED CASH FLOW" shall mean, for any period, the amount set forth for such period opposite the line-item "Income (Loss) before Income Taxes, Equity Interest in Star Gas and Extraordinary Item" on the most recent consolidated statement of income and retained earnings of the Company and its Subsidiaries provided pursuant to subsections 9.1(a) or 9.1(b), as the case may be, PLUS (a) (to the extent deducted in the calculation thereof) (i) the amount of depreciation of the capital assets of the Company and its Subsidiaries for such period, (ii) the amount of amortization of the Customer Lists and deferred charges of the Company and its Subsidiaries for such period, and (iii) charges of the Company and its Subsidiaries for such period related to corporate identity changes and restructuring charges and (b) (whether or not deducted in the calculation thereof) cash dividends during such period from Star Gas Corporation to the Company and its Subsidiaries to the extent that such dividends have been distributed to Star Gas Corporation from Star Gas Partners, L.P. and Star Gas Propane, L.P.; PROVIDED that all amounts used in determining "Consolidated Cash Flow" shall be determined in accordance with GAAP and the determination of "Consolidated Cash Flow" shall be made using "first-in/first-out" inventory valuation basis.

          "CONSOLIDATED EBITDA COVERAGE RATIO" as of any date of determination shall mean the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such period of four consecutive fiscal quarters; PROVIDED, HOWEVER, that:

               (1) if the Company or any Subsidiary has incurred any indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been incurred on the first day of such period, (B) the discharge of any other indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, and (C) the interest income realized by the Company and its Subsidiaries on the proceeds of such indebtedness, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the Treasury Rate from the date such proceeds were received through such date of determination;

               (2) if since the beginning of such period the Company or any Subsidiary will have made any Asset Disposition, EBITDA for such period will be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale); and

               (3) if since the beginning of such period the Company or any Subsidiary (by merger or otherwise) will have made an Investment in any Subsidiary (or any person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of the assets of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma, effect thereto (including the incurrence of any indebtedness) as if such Investment or acquisition occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith the pro forma calculations will be determined in good faith by a Responsible Officer of the Company; PROVIDED, HOWEVER, that such Responsible Officer shall assume
     (i) the historical sales and gross profit margins associated with such assets for any consecutive 12-month period ended prior to the date of purchase (PROVIDED that the first month of such period will be no more than 18 months prior to such date of purchase), less estimated post-acquisition loss of customers (not to be less than 3%) and (ii) other expenses as if such assets had been owned by the Company since the first day of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.


          "CONSOLIDATED FUNDED DEBT" shall mean, as of any date of determination thereof, all Indebtedness (other than the Star Gas Note) (the "ORIGINAL INDEBTEDNESS") of the Company and its Subsidiaries (a) having a stated maturity of more than one year from the date of its incurrence, (b) which is extendible or renewable at the option of the Company or any of its Subsidiaries to a date which is more than one year from the date of its incurrence or (c) which, by its terms or pursuant to the agreement under which such Original Indebtedness is issued, may be paid with proceeds of other Indebtedness which (i) is issued under the same instrument or agreement as the Original Indebtedness, (ii) has similar terms to the Original Indebtedness and (iii) has a stated maturity which is more than one year from the date of incurrence of the Original Indebtedness. For purposes of this definition, (x) the term "Indebtedness" shall also include (without duplication) all guarantees by the Company or any of its Subsidiaries of any Indebtedness which would constitute Consolidated Funded Debt of a Person (other than the Company and its Subsidiaries) and (y) Working Capital Borrowings and Indebtedness relating to any Letter of Credit referred to in subsection 10.3(f) shall not be deemed Consolidated Funded Debt. Notwithstanding anything to the contrary contained herein, Acquisition Letters of Credit (and, without duplication, the obligations secured thereby) shall be included in the calculation of Consolidated Funded Debt only to the extent that the face amount thereof is in excess of the amount then on deposit in the Cash Collateral Account.

          "CONSOLIDATED INTEREST EXPENSE" shall mean, for any period, the total interest expense of the Company and its Subsidiaries, determined on a consolidated basis, including (i) interest expense attributable to Financing Leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Subsidiary under any guarantee of indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries held by persons other than the Company or a wholly-owned Subsidiary, (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan to pay interest or fees to any person (other than the Company) in connection with loans incurred by such plan or trust to purchase newly issued or treasury shares of the Company (but excluding interest expense associated with the accretion of principal on a non-interest bearing or other discount security) and (x) to the extent not already included in Consolidated Interest Expense, the interest expense attributable to Indebtedness of another person that is guaranteed by the Company or any of its Subsidiaries, less interest income (exclusive of deferred financing fees) of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP; PROVIDED that Consolidated Interest Expense shall, without limitation, exclude (i) interest payable by the Company on account of the Star Gas Notes, to the extent that the Company and its Subsidiaries have received cash dividends to Star Gas Corporation from Star Gas Partners, L.P. and Star Gas Propane, L.P. during such period in an amount equal to the amount of such interest excluded from the calculation of "Interest Expense" pursuant to this clause (i) and (ii) fees on account of the letters of credit issued pursuant to the Line Letter.

          "CONSOLIDATED NET INCOME" shall mean for any period the aggregate of the net income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and with such calculation being made using a "first-in/first-out" inventory valuation basis.

          "CONTINGENT OBLIGATIONS" shall have the meaning set forth in subsection 10.3.

          "CONTRACTUAL OBLIGATION" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          "CUSTOMER LIST" shall mean, at any time, the names and addresses of all customers of the Company and its Subsidiaries at such time, together with all trade names and trademarks and all supporting documents, including but not limited to computer discs, programs, tapes, trial balances and carrying media.

          "CUSTOMER LIST DISPOSITION" shall have the meaning set forth in subsection 6.4(d).

          "DEFAULT" shall mean any of the events specified in Section 11 hereof, whether or not any requirement for the giving of notice or the lapse of time or both or any other condition has been satisfied.

          "DESIGNATED DEBT" shall be the collective reference to the 11.85%, 12.17% and 12.18% Senior and Subordinated Notes of the Company, due October 1, 1998.

          "DOLLARS" and "$" shall mean dollars in lawful currency of the United States of America.

          "DRAFT" shall mean a draft substantially in the form of Exhibit G hereto or in such other form as the relevant Bank shall reasonably request.

          "EBITDA" for any period shall mean Consolidated Cash Flow for such period, PLUS (to the extent deducted in the calculation of Consolidated Net Income used in determining such Consolidated Cash Flow) (i) Consolidated Interest Expense for such period and (ii) consolidated income tax expense of the Company and its Subsidiaries for such period.

          "ELIGIBLE ACCOUNTS" shall mean, as to any Person at a particular date, the total outstanding balance of Accounts (as defined in the Uniform Commercial Code in effect in the State of New York) of such Person recorded on the books of such Person in accordance with GAAP after giving effect to all normal reserves (including, without limitation, bad debt reserves) in connection therewith (a) which are bona fide, valid and legally enforceable obligations of the account debtor in respect thereof and arise from the actual sale and delivery of goods or rendition and acceptance of services in the ordinary course of business to such account debtor, (b) which are not owed by an obligor which is an affiliate or Subsidiary of such Person,
     (c) which are not owed by an obligor which has taken any of the actions or suffered any of the events of the kind described in paragraph (g) of
     Section 11, (d) which are owned solely by such Person free and clear of all liens or other rights or claims of any other Person (except in favor of the Agent for the ratable benefit of the Banks) and (e) in which the Agent has a perfected, first priority security interest.

          "ENVIRONMENTAL LAWS" shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "EUROCURRENCY RESERVE REQUIREMENTS" shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

          "EURODOLLAR BASE RATE" shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 12:00 Noon, New York City time, two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

          "EURODOLLAR LOANS" shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "EURODOLLAR RATE" shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                                 EURODOLLAR BASE RATE
                         -----------------------------------
                       1.00 - Eurocurrency Reserve Requirements

          "EURODOLLAR TRANCHE" shall mean the collective reference to Eurodollar Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

          "EVENT OF DEFAULT" shall mean any of the events specified in Section 11 hereof, provided that any requirement for the giving of notice or the lapse of time or both has been satisfied.

          "EXISTING ACCEPTANCES" shall mean such bankers' acceptances created by the lenders parties to the Existing Agreement for the account of the Company pursuant thereto as are outstanding and unreimbursed on the Closing Date.

          "EXISTING AGREEMENT" shall have the meaning assigned to such term in the recitals hereto.

          "EXISTING LINE LETTERS" shall mean the collective reference to all lines of credit made by the Banks in favor of the Company which were outstanding immediately prior to the Closing Date.

          "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

          "FINANCING LEASE" shall mean (a) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP applied on a basis consistent with that of the preceding year, be capitalized on a balance sheet of the lessee, and (b) any other such lease the obligations under which are capitalized on a consolidated balance sheet of the Company and its Subsidiaries.

          "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time; PROVIDED, HOWEVER, that Star Gas Corporation and its subsidiaries shall be excluded from the consolidated financial statements of the Company and its Subsidiaries.

          "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GUARANTEES" shall mean the collective reference to (a) the Subsidiaries Guarantee and (b) each other guarantee from time to time provided to the Agent in connection herewith, as each of the same may be amended, supplemented or otherwise modified from time to time; each, a "GUARANTEE".

          "HEDGING OBLIGATIONS" of any person shall mean the obligations of such person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such person against changes in interest rates or foreign exchange rates.

          "INDEBTEDNESS" shall mean, at a particular date, the sum (without duplication) at such date for a Person of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the capitalized portion of all obligations of such Person under Financing Leases and (c) all obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person.

          "INDEMNIFIED LIABILITIES" shall have the meaning set forth in subsection 13.5 hereof.

          "INSOLVENCY" shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

          "INSOLVENT" shall mean pertaining to a condition of insolvency.

          "INTEREST COVERAGE RATIO" shall mean, for any period, the ratio of (x) EBITDA for such period, to (y) Consolidated Interest Expense for such period.

          "INTEREST COVERAGE RATIO A" shall mean, for any period of determination, that the Interest Coverage Ratio is greater than or equal to
     2.75 to 1.00.

          "INTEREST COVERAGE RATIO B" shall mean, for any period of determination, that the Interest Coverage Ratio is greater than or equal to
     2.00 to 1.00 but less than 2.75 to 1.00.

                                                                           13
          "INTEREST COVERAGE RATIO C" shall mean, for any period of determination, that the Interest Coverage Ratio is greater than or equal to
     1.75 to 1.00 but less than 2.00 to 1.00.

          "INTEREST COVERAGE RATIO D" shall mean, for any period of determination, that the Interest Coverage Ratio is less than 1.75 to 1.00.

          "INTEREST PAYMENT DATE" shall mean, (a) as to any Alternate Base Rate Loan, the last day of each calendar month to occur while such Loan is outstanding and (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months or a whole multiple thereof after the first day of such Interest Period and the last day of such Interest Period.

          "INTEREST PERIOD" shall mean, with respect to any Eurodollar Loan, initially, the period commencing on the date of borrowing or conversion, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company in its notice of borrowing as provided in subsection 2.3 or its notice of conversion as provided in subsection 6.8, as the case may be, and thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company, by irrevocable notice to the Agent not less than two (2) Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan, PROVIDED THAT, all of the foregoing provisions relating to the Interest Period are subject to the following:

               (a) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day and, notwithstanding the provisions of subsection 6.7 hereof, if such Interest Period is so extended, then such Loan shall bear interest during the period from the last day of such Interest Period to such succeeding Working Day as if it were a Alternate Base Rate Loan;

               (b) any Interest Period pertaining to a Eurodollar Loan that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month;

               (c) if any Interest Period includes a day on which an installment of principal on a Eurodollar Loan is due and payable but does not begin or end on such date, then the portion of the Eurodollar Loan then maturing shall have an Interest Period ending on such payment date; and

               (d) any Interest Period that would otherwise extend beyond the Commitment Termination Date shall end on the Commitment Termination Date or such date of final payment.

          "INVENTORY L/C COMMITMENT" shall mean $15,000,000.

          "INVENTORY L/C OBLIGATIONS" shall mean, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Inventory Letters of Credit and (b) the aggregate amount of drawings under Inventory Letters of Credit which have not then been reimbursed pursuant to subsection 3.5.

          "INVENTORY LETTERS OF CREDIT" shall have the meaning set forth in subsection 3.1(a).

          "INVENTORY REIMBURSEMENT OBLIGATION" shall mean the obligation of the Company to reimburse the Issuing Bank pursuant to subsection 3.5 for amounts drawn under Inventory Letters of Credit.

          "INVESTMENT" in any Person shall mean any loan or advance to, any guarantee of, any acquisition of any Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such Person; PROVIDED however, that advances to customers and suppliers in the ordinary course of business shall be deemed not to be "Investments".

          "ISSUING BANK" shall mean Chase, in its capacity as issuer of any Inventory Letter of Credit and/or Acquisition Letter of Credit, as the context may require.

          "L/C FEE PAYMENT DATE" shall mean the last day of each March, June, September and December.

          "L/C OBLIGATION" shall mean an Inventory L/C Obligation or an Acquisition L/C Obligation, as the context shall require; collectively, the "L/C OBLIGATIONS".

          "L/C PARTICIPANTS" shall mean, with respect to any Inventory Letter of Credit or Acquisition Letter of Credit, the collective reference to all the Banks other than the Issuing Bank with respect thereto.

          "L/C REIMBURSEMENT OBLIGATIONS" shall be the collective reference to the Inventory Reimbursement Obligations and the Acquisition L/C Reimbursement Obligations.

          "LETTERS OF CREDIT" shall mean the collective reference to the Inventory Letters of Credit, the Acquisition Letters of Credit and all letters of credit issued by any Bank for the account of the Company which are permitted by subsection 10.3(f) hereof.

          "LINE LETTER" shall mean that certain letter in the form of Exhibit J hereto, dated as of the date hereof, executed by each of the Banks and the Company and establishing a $15,000,000 line of credit in favor of the Company to be used exclusively to open standby Letters of Credit (to the extent permitted by this Agreement) to support insurance requirements of the Company and its Subsidiaries, as amended, supplemented, superseded or otherwise modified from time to time.

          "LOAN" shall mean a Working Capital Loan.

          "LOAN DOCUMENTS" shall mean the collective reference to this Agreement, the Notes, the Security Documents, the Drafts and the Applications.

          "MATERIAL ADVERSE EFFECT" shall mean, a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement of any of the Notes or any of the other Loan Documents or (c) the validity or enforceability of this Agreement or any of the Notes or any of the other Loan Documents or (d) the rights and remedies of the Agent or the Banks hereunder or thereunder.

          "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, material or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "MULTIEMPLOYER PLAN" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "NET CASH PROCEEDS" shall mean, with respect to any issuance or creation of any Indebtedness or any other financing or any sale, lease or other disposition of assets or issuance of capital stock (other than pursuant to the exercise of employee or director stock options), (a) the cash proceeds (including, without limitation, all cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary of the Company, MINUS, (b) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such financing, sale, lease or other disposition or issuance, and MINUS (c) in the case of any such issuance or creation of any Indebtedness or financing, sale, lease or other disposition of assets, (i) provisions for all taxes payable as a result thereof and in connection therewith, (ii) payments made to retire Indebtedness secured by or otherwise relating directly to such assets being sold or otherwise disposed of or the assets which are securing such issuance, creation or financing where payment of such Indebtedness is required in connection therewith and (iii) appropriate amounts to be provided by the Company or any Subsidiary of the Company, as the case may be, as a reserve, in accordance with GAAP consistently applied with those applied in the preparation of the financial statements referred to in subsection 8.8, against any liabilities associated with such assets being sold or otherwise disposed of and retained by the Company or any Subsidiary of the Company, as the case may be, after such sale, lease or other disposition of such assets.

          "NOTES" shall mean the Working Capital Notes.

          "ORIGINAL AGREEMENT" shall have the meaning assigned to such term in the recitals hereto.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "PARTICIPANT" shall have the meaning set forth in subsection 13.6(b).

          "PERSON" shall mean any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, government authority or other entity of whatever nature.

          "PLAN" shall mean any "pension plan" (as defined in Section 3(2) of ERISA) and in respect of which the Company or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

          "PREFERRED STOCK" as applied to the Capital Stock of any corporation, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; PROVIDED, HOWEVER, that Preferred Stock will not include the Company's Class B Common Stock.

          "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced).

          "PROHIBITED TRANSACTION" shall have the meaning set forth in Section 406 of ERISA or Section 4975 of the Code.

          "PROPERTIES" shall have the meaning set forth in subsection 8.14(a).

          "PURCHASING BANKS" shall have the meaning set forth in subsection 13.6(c).

          "REGISTER" shall have the meaning set forth in subsection 13.6(d).

          "REORGANIZATION" shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

          "REPORTABLE EVENT" shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

          "REQUEST FOR ACCEPTANCES" shall mean the form of Request for Acceptances, substantially in the form of Exhibit F hereto, with appropriate insertions, or in such other form as the relevant Bank shall reasonably request, duly executed by the Company.

          "REQUIRED BANKS" shall mean, at a particular time, Banks whose Commitment Percentages (or, during such time as no Commitments are then in effect, Loans) aggregate at least 71%.

          "REQUIREMENT OF LAW" shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "RESERVE DETERMINATION" shall have the meaning set forth in subsection 4.5(a) hereof.

          "SECURITY AGREEMENTS" shall mean the collective reference to each of the Fourth Amended and Restated Company Security Agreement, substantially in the form of Exhibit B hereto and the Fourth Amended and Restated Subsidiary Security Agreement, substantially in the form of Exhibit E hereto, each as the same may be amended, supplemented or otherwise modified from time to time; each, a "SECURITY AGREEMENT".

          "SECURITY DOCUMENTS" shall mean the Security Agreements, the Cash Collateral Agreement and the Guarantees.

          "SINGLE EMPLOYER PLAN" shall mean any Plan which is not a Multiemployer Plan.

          "STANDBY INVENTORY LETTER OF CREDIT" shall have the meaning set forth in subsection 3.1.

          "STAR GAS NOTE" shall mean the promissory note, dated as of December 20, 1995, issued by the Company in favor of Star Gas Corporation, in an original principal amount equal to $12,000,000.

          "SUBORDINATED DEBT" shall mean (i) all Indebtedness of the Company existing on the date hereof which is set forth on Schedule III hereto, (ii) all Indebtedness of the Company containing subordination provisions substantially similar to those set forth in the Note Agreement, dated as of September 1, 1988, (as amended through the date hereof) relating to the subordinated portion of the Designated Debt and (iii) all other Indebtedness of the Company which shall otherwise be subordinated in right of payment, in a manner satisfactory to the Required Banks.

          "SUBSIDIARIES GUARANTEE" shall mean the Fourth Amended and Restated Subsidiary Guarantee, substantially in the form of Exhibit D hereto, as the same may be amended, supplemented or otherwise modified from time to time.

          "SUBSIDIARY" shall mean any corporation, partnership or other entity more than 50% of whose issued and outstanding voting equity interests (except directors' qualifying shares, if required by law) at the time is owned by the company, directly or through one or more Subsidiaries, including, without limitation, each of the Subsidiaries listed on Schedule II attached hereto; PROVIDED that in no event shall Star Gas Corporation, Star Gas Partners, L.P., Star Gas Propane, L.P. or any of their respective Subsidiaries be deemed to be Subsidiaries of the Company.

          "TAXES" shall have the meaning set forth in subsection 6.16(a).

          "THREE-MONTH SECONDARY CD RATE" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of such Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it.

          "TRANSFEREE" shall have the meaning set forth in subsection 13.6(f).

          "TREASURY RATE" as of any date of determination shall mean the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to such date of determination (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) of one year.

          "TYPE" shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan.

          "UNIFORM CUSTOMS" shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

          "WORKING CAPITAL BORROWINGS" shall mean, on the date of determination, all Indebtedness of the Company and its Subsidiaries, on a consolidated basis, incurred to finance current assets; PROVIDED that, in any event, the excess of current liabilities over current assets (determined in accordance with GAAP) shall not be deemed Working Capital Borrowings.

          "WORKING CAPITAL COMMITMENT" shall mean, as to any Bank, its obligation to make Working Capital Loans to the Company, issue Acceptances on behalf of the Company and issue or participate in Inventory Letters of Credit on behalf of the Company pursuant hereto in an aggregate principal and/or face amount not to exceed at any one time outstanding the amount set forth opposite such Bank's name in Schedule I, as such amount may be reduced from time to time as provided herein (collectively, as to all of the Banks, the "WORKING CAPITAL COMMITMENTS").

     "WORKING CAPITAL LOANS" shall have the meaning set forth in subsection 2.1.

     "WORKING CAPITAL NOTE" shall have the meaning set forth in subsection 2.2.

          "WORKING DAY" shall mean any day on which dealings in foreign currencies and exchange between banks may be carried on in London and in New York.

          1.2 OTHER DEFINITIONAL PROVISIONS. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


          SECTION 2.  AMOUNT AND TERMS OF WORKING CAPITAL
                       LOANS

          2.1 WORKING CAPITAL LOAN COMMITMENTS. (a) Subject to the terms and conditions of this Agreement, each Bank severally agrees to make loans (the "WORKING CAPITAL LOANS") to the Company at any time and from time to time during the Commitment Period, in an aggregate principal amount at any one time outstanding not to exceed such Bank's Working Capital Commitment; PROVIDED that no Bank shall have an obligation to make any Working Capital Loan if, after giving effect to the making (and the use of proceeds) thereof, (x) the Available Working Capital Commitment of such Bank would be less than zero or (y) the Aggregate Outstanding Working Capital Extensions of Credit would exceed such Bank's Commitment Percentage of the Borrowing Base. The Working Capital Loans may from time to time be either (a) Alternate Base Rate Loans, (b) Eurodollar Loans or (c) a combination thereof, as determined by the Company and notified to the Agent in accordance with subsection 2.3 and 6.8 hereof; PROVIDED that no Working Capital Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Commitment Termination Date. The Company may use the Working Capital Commitment by borrowing, prepaying the Working Capital Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions of this Agreement.

          (b) The Company shall deliver a Borrowing Base Certificate to the Agent sufficiently in advance of the Closing Date to permit the Agent to determine the Borrowing Base to be in effect on the Closing Date and, thereafter, shall deliver Borrowing Base Certificates and such other materials to the Agent in accordance with the provisions of subsection 9.1(i). Each such Borrowing Base Certificate shall certify the Borrowing Base in effect on the last day of the applicable reporting period. Promptly following its receipt of each Borrowing Base Certificate, the Agent shall determine the then current Borrowing Base using the information contained in such Borrowing Base Certificate and shall notify the Company and each Bank of the Borrowing

Base so determined. Each determination of the Borrowing Base by the Agent shall remain in effect until notice of a redetermined Borrowing Base shall have been given by the Agent in accordance with the provisions of this subsection 2.1(b).

          2.2 WORKING CAPITAL NOTES. (a) The Working Capital Loans made by each Bank shall be evidenced by an amended and restated promissory note of the Company, substantially in the form of Exhibit A, with appropriate insertions as to payee, date and principal amount (a "WORKING CAPITAL NOTE"), payable to the order of such Bank and in a principal amount equal to the lesser of (a) the amount of the initial Working Capital Commitment of such Bank and (b) the aggregate unpaid principal amount of all Working Capital Loans made by such Bank. Each Bank is hereby authorized to record the date, Type and amount of each Working Capital Loan made by such Bank, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Working Capital Note, and any such recordation shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded. Each Working Capital Note shall (x) be dated the Closing Date, (y) be stated to mature on the Commitment Termination Date and (z) provide for the payment of interest in accordance with subsection 6.6.

          (b) Each Bank, which is a party to the Existing Agreement, shall, on or before the Closing Date, deliver to the Agent the notes held by such Bank pursuant to the Existing Agreement and the Existing Line Letters, and, on the Closing Date, the Agent shall mark each such note so delivered to it "superseded" and turn over all such notes to the Company. Amounts outstanding pursuant to the terms of the Existing Agreement shall on the Closing Date be deemed to be Working Capital Loans, Inventory Letters of Credit or Acceptances (as appropriate) hereunder and reduce the Available Working Capital Commitment accordingly. The Working Capital Notes delivered pursuant to the terms hereof shall be delivered in substitution and replacement for, but not in payment of, such superseded notes referred to in the immediately preceding sentence. Amounts outstanding under the Existing Line Letters (including, without limitation, any undrawn letters of credit issued pursuant thereto) shall on the Closing Date be deemed to be outstanding under the Line Letters and the Company hereby acknowledges and agrees that as of the Closing Date the Existing Line Letters shall be terminated and have no further force and effect.

          2.3 PROCEDURE FOR BORROWING WORKING CAPITAL LOANS. The Company may borrow under the Working Capital Commitments on any Working Day, if all or any part of the requested Working Capital Loans are to be initially Eurodollar Loans, or on any Business Day, otherwise, PROVIDED that the Company shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 11:00 A.M., New York City time, (a) two Working Days prior to the requested Borrowing Date, if all or any part of the requested Working Capital Loans are to be initially Eurodollar Loans and (b) on the same Business Day as the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Alternate Base Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing pursuant to the Working Capital Commitments shall be in an aggregate principal amount of the lesser of (a) $500,000 or any whole multiple of $100,000 in excess thereof, in the case of Alternate Base Rate Loans or $1,000,000 or any whole multiple of

$100,000 in excess thereof, in the case of Eurodollar Loans or (b) the then Available Working Capital Commitment. Upon receipt of any such notice from the Company, the Agent shall promptly notify each Bank thereof. Each Bank will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Company at the office of the Agent specified in subsection
13.2 prior to 3:00 P.M., New York City time, on the Borrowing Date requested by the Company in funds immediately available to the Agent. Such borrowing will then be made available to the Company by the Agent crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Agent by the Bank and in like funds as received by the Agent.

          2.4 USE OF PROCEEDS OF WORKING CAPITAL LOANS. The proceeds of Working Capital Loans shall be used to finance working capital requirements of the Company and its Subsidiaries in accordance with the terms of this Agreement.


          SECTION 3.  TERMS OF INVENTORY LETTERS OF CREDIT
                       SUB-FACILITY

          3.1 INVENTORY L/C COMMITMENT. (a) Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Banks set forth in subsection 3.4(a), agrees to issue letters of credit ("INVENTORY LETTERS OF CREDIT") for the account of the Company on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Bank; PROVIDED that the Issuing Bank shall have no obligation to issue any Inventory Letter of Credit if, after giving effect to such issuance:

          (i) the sum of (A) the Inventory L/C Obligations and (B) the Acceptance Reimbursement Obligations would exceed the Inventory L/C Commitment;

          (ii) the Available Working Capital Commitment of such Bank would be less than zero; or

          (iii) the Aggregate Outstanding Working Capital Extensions of Credit of such Bank would exceed such Bank's Commitment Percentage of the Borrowing Base.

Each Inventory Letter of Credit shall (i) (A) in the case of a Standby Inventory Letter of Credit (as defined below), have an expiry date no later than 360 days from the date of issuance thereof or, if earlier, the Commitment Termination Date, and (B) in the case of a Commercial Inventory Letter of Credit (as defined below), have an expiry date no later than 180 days from the date of issuance thereof, or if earlier, the Commitment Termination Date, (ii) be denominated in Dollars, (iii) be in a minimum face amount of $100,000 and (iv) be either (x) a standby letter of credit issued to support obligations of the Company with respect to inventory purchases (a "STANDBY INVENTORY LETTER OF CREDIT") or (y) a documentary letter of credit in respect of the purchase of inventory by the Company (a "COMMERCIAL INVENTORY LETTER OF CREDIT").

          (b) Each Inventory Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

          (c) The Issuing Bank shall not at any time be obligated to issue any Inventory

Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          3.2 PROCEDURE FOR ISSUANCE OF INVENTORY LETTERS OF CREDIT. The Company may from time to time request that the Issuing Bank issue an Inventory Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may request. Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Inventory Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Inventory Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Inventory Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and the Company. The Issuing Bank shall furnish a copy of such Inventory Letter of Credit to the Company promptly following the issuance thereof.

          3.3  FEES, COMMISSIONS AND OTHER CHARGES.

          (a) The Company shall pay to the Agent, for the account of the Issuing Bank and the L/C Participants, a letter of credit commission with respect to the undrawn face amount of each Standby Inventory Letter of Credit, computed for the period from the date of such payment to the date upon which the next such payment is due hereunder, in an amount equal to the Applicable Margin then in effect for Working Capital Loans which bear interest at a rate based upon the Eurodollar Rate. Such commissions shall be payable in advance on the date of issuance of each Standby Inventory Letter of Credit and on each L/C Fee Payment Date to occur thereafter and shall be nonrefundable.

          (b) The Company shall pay to the Agent, for the account of the Issuing Bank and the L/C Participants, a fronting fee with respect to each Commercial Inventory Letter of Credit in an amount equal to 1/4 of 1% of the face amount of such Commercial Inventory Letter of Credit. Such fronting fee shall be payable in advance on the date of issuance of such Commercial Inventory Letter of Credit and shall be nonrefundable.

          (c) In addition to the foregoing fees and commissions, the Company shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Inventory Letter of Credit.

          (d) The Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the L/C Participants all fees and commissions received by the Agent for their respective accounts pursuant to this subsection.

          3.4 INVENTORY L/C PARTICIPATIONS. (a) The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Inventory Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Bank's obligations and rights under each Inventory Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder.
Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Inventory Letter of Credit for which the Issuing Bank is not reimbursed in full by the Company in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Bank's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. The Agent agrees to provide to each L/C Participant a copy of each Inventory Letter of Credit issued pursuant to the terms hereof and a copy of any draft paid under any such Inventory Letter of Credit.

          (b) If any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Inventory Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, TIMES (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, TIMES (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum equal to the rate then payable on Working Capital Loans which bear interest at a rate based upon the Alternate Base Rate. A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after the Issuing Bank has made payment under any Inventory Letter of Credit and has received from any L/C Participant its PRO RATA share of such payment in accordance with subsection 3.4(a), the Issuing Bank receives any payment related to such Inventory Letter of Credit (whether directly from the Company or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its PRO RATA share thereof; PROVIDED, HOWEVER, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

          3.5 INVENTORY REIMBURSEMENT OBLIGATION OF THE COMPANY. The Company agrees to reimburse the Issuing Bank on each date on which the Issuing Bank notifies the Company of the date and amount of a draft presented under any Inventory Letter of Credit and paid by the Issuing Bank for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment. Each such payment shall be made to the Issuing Bank at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Company under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any overdue Working Capital Loans which bear interest at a rate based upon the Alternate Base Rate. Each drawing under any Inventory Letter of Credit shall constitute a request by the Company to the Agent for a borrowing pursuant to subsection 2.1 of Alternate Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

          3.6  OBLIGATIONS ABSOLUTE.  The Company's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had against the Issuing Bank or any beneficiary of an Inventory Letter of Credit. The Company also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Company's Inventory Reimbursement Obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and any beneficiary of any Inventory Letter of Credit or any other party to which such Inventory Letter of Credit may be transferred or any claims whatsoever of the Company against any beneficiary of such Inventory Letter of Credit or any such transferee. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Inventory Letter of Credit, except for errors or omissions caused by the Issuing Bank's gross negligence or willful misconduct. The Company agrees that any action taken or omitted by the Issuing Bank under or in connection with any Inventory Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Company and shall not result in any liability of the Issuing Bank to the Company.

          3.7 INVENTORY LETTER OF CREDIT PAYMENTS. If any draft shall be presented for payment under any Inventory Letter of Credit, the Issuing Bank shall promptly notify the Company of the date and amount thereof. The responsibility of the Issuing Bank to the Company in connection with any draft presented for payment under any Inventory Letter of Credit shall, in addition to any payment obligation expressly provided for in such Inventory Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Inventory Letter of Credit in connection with such presentment are in conformity with such Inventory Letter of Credit.

          3.8 APPLICATION. To the extent that any provision of any Application related to any Inventory Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

          SECTION 4.  AMOUNT AND TERMS OF ACCEPTANCE
                      SUB-FACILITY

          4.1 ACCEPTANCE COMMITMENTS. Subject to the terms and conditions hereof, each Bank severally, and not jointly, agrees to create acceptances (the "ACCEPTANCES"), in respect of Drafts drawn on such Bank by the Company and discounted by such Bank for the account of the Company from time to time during the Commitment Period; PROVIDED that concurrently therewith, the Company requests that such Bank discount such Draft pursuant to subsection 4.3; and PROVIDED, FURTHER such Bank shall have no obligation to create any acceptance if, after giving effect to such creation (and the use of the proceeds thereof):

          (i) the sum of (A) the Acceptance Reimbursement Obligations and (B) the Inventory L/C Obligations would exceed the Inventory L/C Commitment;

          (ii) the Available Working Capital Commitment of such Bank would be less than zero; or

          (iii) the Aggregate Outstanding Working Capital Extensions of Credit of such Bank would exceed such Bank's Commitment Percentage of the Borrowing Base.

The Company may utilize the Working Capital Commitments in this manner by drawing Drafts on each of the Banks and presenting such Drafts for acceptance pursuant to subsection 4.3, paying its obligations with respect thereto pursuant to subsection 4.4, and again drawing Drafts on each of the Banks and presenting them for acceptance, all in accordance with the terms and conditions of this
Section 4.

          4.2 CREATION OF ACCEPTANCES. (a) The Company may request the creation of Acceptances hereunder by submitting to each Bank at its office specified in Schedule I hereto at least two Business Days prior to the requested date of acceptance, (i) a Request for Acceptances, with a copy to the Agent, completed in a manner in form and substance satisfactory to such Bank and specifying, among other things, the date (which must be a Business Day), maturity and amount of the Draft to be accepted, (ii) to the extent not previously supplied to such Bank in accordance with subsection 4.6, a Draft to be drawn on such Bank, appropriately completed in accordance with this subsection 4.2 and (iii) such other certificates, documents and other papers and information as such Bank may reasonably request. Notwithstanding the foregoing, the Company shall not make a Request for Acceptances or submit any Drafts for payment to any Bank hereunder unless (y) the Company shall have simultaneously provided to each other Bank a Request for Acceptances or a Draft, as the case may be, which has a maturity date identical to that provided to each other Bank and an undiscounted face amount equal to such Bank's Commitment Percentage of all Acceptances requested or drawn upon at such time and (z) the undiscounted face amount of all Acceptances requested or drawn upon at such time is the lesser of (i) $250,000 or any greater amount which is a whole multiple of $100,000 in excess thereof or (ii) the then Available Working Capital Commitment.

          (b) Each Draft submitted by the Company for acceptance hereunder shall be denominated in Dollars, shall be dated the date specified in the Request for Acceptances with respect thereto and shall be stated to mature on a Business Day which is 30, 60, 90 or 180 days after the date thereof and, in any event, not more than 180 days after the anticipated date of shipment specified in the relevant Request for Acceptances. No Acceptance created hereunder shall (i) mature after the date which is 30 days prior to the Commitment Termination Date, (ii) be created more than 30 days after the date of any shipments of goods to which such Acceptance relates, (iii) have a tenor in excess of the period of time which is usual and reasonably necessary to finance transactions of a similar character, (iv) be in a undiscounted face amount of less than $200,000 or (v) be in a face amount which, when taken together with all other Acceptances and other financings relating to the shipment of goods to which such Acceptance relates, exceeds the fair market value of such shipment.

          (c) Subject to subsection 4.2(d), not later than the close of business at its office specified in Schedule I hereto on the Business Day specified in a Request for Acceptances, and upon fulfillment of the applicable conditions set forth in Section 7, each Bank will, in accordance with such Request for Acceptances, (i) complete the date, amount and maturity of each Draft presented for acceptance (to the extent not completed by the Company),
(ii) accept such Drafts and (iii) upon such acceptance, discount such Acceptances in accordance with subsection 4.3.

          (d) The acceptance and discounting of Drafts by any Bank hereunder shall at all times be in the sole and absolute discretion of such Bank and no Bank shall be obligated to accept or discount a Draft unless all Banks have agreed to accept and discount their corresponding Drafts in accordance herewith.

          4.3 DISCOUNT OF ACCEPTANCES. Each of the Banks severally agrees, on the terms and conditions of this Agreement, that on any date on which it creates an Acceptance hereunder, such Bank will discount such Acceptance at the Acceptance Rate, by making available to the Company an amount in immediately available funds equal to the face amount of each Acceptance created by such Bank on such date less such discount and notify the Agent that such Draft has been accepted and discounted by such Bank. Each Bank will then make the discounted amount of such Acceptance available to the Agent for the account of the Company at the office of the Agent specified in subsection 13.2 prior to 2:00 P.M., New York City time, on the Business Day specified in the relevant Request for Acceptances in funds immediately available to the Agent. Such proceeds will then be made available to the Company by the Agent crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Agent by the Bank and in like funds as received by the Agent.

          4.4 ACCEPTANCE REIMBURSEMENT OBLIGATIONS. (a) The Company shall be obligated, and hereby unconditionally agrees to pay to each Bank, the face amount of each Acceptance created by such Bank hereunder on the maturity thereof, or such earlier date on which the obligations of the Company under this Agreement shall become or shall have been declared due and payable pursuant to the terms and conditions of this Agreement (the obligation of the Company under this subsection 4.4 with respect to an Acceptance being an "ACCEPTANCE REIMBURSEMENT OBLIGATION"). Interest shall accrue on any amount of an Acceptance Reimbursement Obligation not paid when due (whether by scheduled maturity, mandatory prepayment, acceleration or otherwise) from the date such amount becomes due until paid in full at the rate applicable to overdue Working Capital Loans bearing interest at a rate based upon the Alternate Base Rate (before as well as after judgment). Such interest shall be payable by the Company on demand by the Agent.

          (b) The Company shall be obligated, and hereby unconditionally agrees, to pay to each of the Banks, for its own account, the face amount of each Existing Acceptance on the maturity date thereof, or such earlier date on which the obligations of the Company under this Agreement shall become or shall have been declared due and payable. For purposes hereof, the obligation of the Company to make such payments shall be deemed an Acceptance Reimbursement Obligation.

          4.5 MANDATORY PREPAYMENT. (a) In the event that (i) there is a determination made by any regulatory body or instrumentality thereof (including, without limitation, any Federal Reserve Bank or any bank examiner), or there is a change in, or change in interpretation of, any applicable law, rule or regulation (such determination or such change, a "RESERVE DETERMINATION"), in either case to the effect that any bankers' acceptance created hereunder or in connection with a substantially similar facility (whether or not the Company or any Bank is directly involved as parties) will be ineligible for reserve-free treatment (or if already discounted, should have been ineligible for reserve-free treatment) under Federal Reserve rules or regulations, and as a result any Bank is required to maintain, or determines as a matter of prudent banking practice that it is appropriate for it to maintain, additional reserves, or (ii) any restriction is imposed on any Bank (including, without limitation, any change in acceptance limits imposed on any Bank) which would prevent such Bank from creating bankers' acceptances or otherwise performing its obligations in respect of the Acceptances, then, with the consent of the Banks, the Agent may, or upon the direction of the Banks, the Agent shall, by notice to the Company in accordance with subsection 13.2, demand prepayment of all outstanding Acceptances, and the Banks shall have no further obligation to accept or discount Drafts hereunder. The Company agrees that it shall, within two Business Days of its receipt of a notice of mandatory prepayment of the Acceptances, prepay all Acceptance Reimbursement Obligations in accordance with the provisions of subsection 4.5(c) hereof.

          (b) The Company agrees to prepay the amount of each Acceptance Reimbursement Obligation prior to its stated maturity from the proceeds received by it upon completion of the underlying transaction covered by the Acceptance or Acceptances giving rise to such Acceptance Reimbursement Obligation to the extent from time to time required by the Board of Governors of the Federal Reserve System.

          (c) Any prepayment of any Acceptance Reimbursement Obligation made pursuant hereto shall be made to the Bank which created the underlying Acceptance and shall be in an amount equal to the face amount of such Acceptance MINUS a prepayment discount calculated by such Bank in accordance with its customary practice for similar Acceptances and communicated to the Company; PROVIDED that, in the event that the Company fails to make such prepayment as provided in this subsection 4.5(c), the Acceptance Reimbursement Obligation with respect to each Acceptance then outstanding shall be prepaid by a Working Capital Loan under the Working Capital Loan Commitment made without further request by the Company and pursuant to this subsection on the Business Day on which such prepayment was due in a principal amount equal to the face amount of such Acceptance and subject to the terms and conditions hereof applicable to Working Capital Loans.

          (d) The Company shall prepay all Acceptance Reimbursement Obligations in accordance with subsection 4.5(c) to the extent necessary to satisfy subsection 6.5 hereof.

          (e) Notwithstanding the foregoing, any Acceptance Reimbursement Obligation which is prepaid pursuant to this subsection 4.5 shall be deemed to be outstanding, and shall be deemed to reduce the Available Working Capital Commitment of each Bank so prepaid, until such time as the corresponding Acceptance Reimbursement Obligations of each other Bank have been paid in the same amount.

          4.6 SUPPLY OF DRAFTS. To enable the Banks to create Acceptances in the manner specified in this Section 4, the Company shall provide to each of the Banks, on the Closing Date and thereafter from time to time upon request of the Agent or the Banks, such number of blank Drafts conforming to the requirements hereof as the Agent or such Banks may reasonably request, each duly executed on behalf of the Company, and the Banks shall hold such documents in safekeeping. The Company and the Banks hereby agree that in the event that any authorized signatory of the Company whose signature shall appear on any Draft shall cease to have such authority at the time that an Acceptance is to be created with respect thereto, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in full force and effect at the time of such creation.

          4.7 DELIVERY OF CERTAIN DOCUMENTATION. Upon request by the Agent or any Bank creating an Acceptance, the Company shall furnish to the Agent or such Bank (a) a copy of the contract of sale or any bill of lading, warehouse receipt, policy or certificate of insurance or other document covering or otherwise relating to each shipment of goods specified in the Request for Acceptances relating to such Acceptance and (b) such other documents or information as such Bank or the Agent shall reasonably request with respect to the creation of such Acceptance.

          4.8 NOTICE. The Agent shall notify the Federal Reserve Bank of New York of the terms under which Acceptances may be made if requested or required to do so by such institution.

          4.9 USE OF PROCEEDS. The proceeds of the Acceptances shall be used solely to finance the purchase and/or sale of inventory of the Company in transactions which fulfill the requirements of regulations of the Board of Governors of the Federal Reserve System of the United States governing the creation and discounting of, and the maintenance of reserves with respect to, bankers' acceptances.


          SECTION 5.  TERMS OF ACQUISITION LETTER OF CREDIT
                       FACILITY

          5.1 EXISTING LETTERS OF CREDIT. (a) The parties hereto hereby agree that each "Acquisition Letter of Credit" issued pursuant to (and as defined in) the Existing Agreement which is listed on Schedule V and is outstanding on the Closing Date (each, an "ACQUISITION LETTER OF CREDIT, and, collectively, the "ACQUISITION LETTERS OF CREDIT") shall, from and after the Closing Date, be deemed for all purposes hereof and of the other Loan Documents (including, without limitation, the provisions of subsections 5.3 and 5.4) to have been issued by the Issuing Bank for the account of the Company pursuant to this Agreement. From and after the Closing Date, all commissions, fees and other amounts owing with respect to each such Acquisition Letter of Credit shall accrue in the amount and manner specified herein and shall be payable to the Agent, for the account of the Banks, on each L/C Fee Payment Date.

          (b) Each Acquisition Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

          5.2  FEES, COMMISSIONS AND OTHER CHARGES.

          (a) The Company shall pay to the Agent, for the account of the Issuing Bank and the L/C Participants, a letter of credit commission with respect to the undrawn face amount of each Acquisition Letter of Credit, computed for the period from the date of such payment to the date upon which the next such payment is due hereunder in an amount equal to the Applicable Margin then in effect for Acquisition Letters of Credit, PROVIDED that to the extent that such Acquisition Letter of Credit is cash collateralized pursuant to the Cash Collateral Agreement (or otherwise in a manner acceptable to the Agent), such commission shall instead be in an amount equal to 1/4 of 1% of the undrawn face amount of such Acquisition Letter of Credit. Such commission shall be payable on each L/C Fee Payment Date and shall be non-refundable.

          (b) The Company shall pay to the Agent, for the account of the Issuing Bank, a letter of credit fronting fee in the amount equal to 1/8 of 1% of the portion of each Acquisition Letter of Credit which is not cash collateralized pursuant to the Cash Collateral Agreement. Such fee shall be payable, in advance, for the period from the date of such payment to the date upon which the next such payment is due hereunder and shall be paid on each L/C Fee Payment Date and shall be non-refundable.

          (c) In addition to the foregoing fees and commissions, the Company shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in effecting payment under, amending or otherwise administering any Acquisition Letter of Credit.

          (d) The Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the L/C Participants all fees and commissions received by the Agent for their respective accounts pursuant to this subsection 5.2.

          5.3 ACQUISITION L/C PARTICIPATIONS. (a) Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Acquisition Letter of Credit for which the Issuing Bank is not reimbursed in full by the Company in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Bank's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. The Agent agrees to provide to each L/C Participant a copy of any draft paid under any such Acquisition Letter of Credit.

          (b) If any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to subsection 5.3(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Acquisition Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, TIMES (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, TIMES (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 5.3(a) is not in fact made available to the Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum equal to the Alternate Base Rate PLUS the Applicable Margin then in effect with respect to Acquisition Letters of Credit. A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after the Issuing Bank has made payment under any Acquisition Letter of Credit and has received from any L/C Participant its PRO RATA share of such payment in accordance with subsection 5.3(a), the Issuing Bank receives any payment related to such Acquisition Letter of Credit (whether directly from the Company or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its PRO RATA share thereof; PROVIDED, HOWEVER, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

          5.4  ACQUISITION L/C REIMBURSEMENT OBLIGATION OF THE COMPANY.  (a)
The Company agrees to reimburse the Issuing Bank on each date on which the Issuing Bank notifies the Company of the date and amount of a draft presented under any Acquisition Letter of Credit and paid by the Issuing Bank for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment. Each such payment shall be made to the Issuing Bank at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Company under this subsection 5.4 from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on overdue Acquisition Letters of Credit.

          (b) Notwithstanding anything to the contrary, in the event of any failure by the Company to reimburse the Issuing Bank in accordance with the provisions of subsection 5.4(a), the Reimbursement Obligations which have not been so reimbursed shall be deemed to be bifurcated into (i) the portion of such Reimbursement Obligations which, in the aggregate, are equal to the amount then on deposit in the Cash Collateral Account and (ii) the portion such Reimbursement Obligations (if any) which is in excess thereof. Each of the Agent, the Issuing Bank and each L/C Participant hereby agrees that it shall have no recourse to the Company with respect to the portion of such Reimbursement Obligations which are described in clause (i) above, but rather that its sole recourse with respect to such Reimbursement Obligations shall be to the amounts on deposit in the Cash Collateral Account; PROVIDED that the Company shall remain liable for, and the Agent, the Issuing Bank and the L/C Participants shall have full recourse to the Company in respect of, the portion of such Reimbursement Obligations which is described in clause (ii) above.

          5.5 OBLIGATIONS ABSOLUTE. Subject to the provisions of subsection 5.4(b), the Company's obligations under this Section 5 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had against the Issuing Bank or any beneficiary of an Acquisition

Letter of Credit. The Company also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Company's Acquisition L/C Reimbursement Obligations under subsection 5.4 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and any beneficiary of any Acquisition Letter of Credit or any other party to which such Acquisition Letter of Credit may be transferred or any claims whatsoever of the Company against any beneficiary of such Acquisition Letter of Credit or any such transferee. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Acquisition Letter of Credit, except for errors or omissions caused by the Issuing Bank's gross negligence or willful misconduct. The Company agrees that any action taken or omitted by the Issuing Bank under or in connection with any Acquisition Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Company and shall not result in any liability of the Issuing Bank to the Company.

          5.6 ACQUISITION LETTER OF CREDIT PAYMENTS. If any draft shall be presented for payment under any Acquisition Letter of Credit, the Issuing Bank shall promptly notify the Company of the date and amount thereof. The responsibility of the Issuing Bank to the Company in connection with any draft presented for payment under any Acquisition Letter of Credit shall, in addition to any payment obligation expressly provided for in such Acquisition Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Acquisition Letter of Credit in connection with such presentment are in conformity with such Acquisition Letter of Credit.

          5.7 CASH COLLATERALIZATION OF ACQUISITION LETTERS OF CREDIT. The Acquisition L/C Obligations shall be cash collateralized in consecutive annual installments on the dates set forth below, with each such installment being in the amount equal to the percentage of the Acquisition L/C Obligations outstanding on the Closing Date which is set forth below opposite the date when due:

                     DATE                     PERCENTAGE
                      ----                   ----------
                  June 30, 1998                  66.67%
                  June 30, 1999                  33.33%


; PROVIDED that, (i) the Acquisition L/C Obligations shall be 100% cash collateralized on May 1, 1998 and (ii) the Working Capital Commitments shall immediately terminate on May 1, 1998 in the event that, prior to such date, each issue comprising the Designated Debt has not been repaid or refinanced with a maturity of at least three years or more upon terms substantially similar to the existing terms applicable to such issue (or otherwise upon terms reasonably satisfactory to the Required Banks).


          SECTION 6.  PROVISIONS RELATING TO CERTAIN EXTENSIONS
                       OF CREDIT; FEES AND PAYMENTS

          6.1 COMMITMENT FEE. The Company agrees to pay to the Agent, for the account of each Bank, a commitment fee for the period from and including the Closing Date to and including the Commitment Termination Date, computed at the rate of 3/8 of 1% per annum on the average daily amount of the Available Working Capital Commitment of such Bank during the period for which payment is made. Such commitment fee shall be payable on the last day of each month (commencing on September 30, 1996) and on the Commitment Termination Date. If all or a portion of any commitment fee shall not be paid when due, any such unpaid amount shall bear interest at a rate per annum determined pursuant to subsection 6.6(c) until paid in full and such interest shall be payable upon demand.

          6.2 TERMINATION OR REDUCTION OF COMMITMENTS. The Company shall have the right, upon not less than three Business Days' notice to the Agent, to terminate the Working Capital Commitments or, from time to time, to reduce the amount thereof. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and shall reduce permanently the Working Capital Commitments then in effect. Notwithstanding anything to the contrary contained herein, no voluntary termination or reduction of the Working Capital Commitments shall be permitted if after giving effect to such termination or reduction the Inventory L/C Obligations shall exceed the amount of the Working Capital Commitments.

          6.3 PAYMENTS AND VOLUNTARY PREPAYMENTS. (a) Any prepayment or reduction of the Working Capital Notes shall be in the aggregate principal amount of $1,000,000 or a whole multiple thereof or, if less, the aggregate principal amount thereof which is then outstanding.

          (b) The Company may at its option prepay the Working Capital Notes in whole at any time or in part from time to time without premium or penalty.

          (c) The Company shall give to the Agent prior irrevocable written, telegraphic or tested telex notice of any repayment or prepayment (which notice must be received by the Agent prior to 11:00 A.M., New York City time, two Working Days prior to any such repayment or prepayment if all or any part of the Loans to be repaid or prepaid are Eurodollar Loans or on the same Business Day as such prepayment or repayment, otherwise), specifying (i) the date and amount of prepayment, (ii) whether the prepayment is of Eurodollar Loans, Alternate Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each. Upon receipt of such notice, the Agent shall promptly notify each Bank thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with the other amounts required pursuant to the terms of this Agreement.

          (d) The Company may pay any Eurodollar Loan without premium or penalty in whole or in part on the last day of any Interest Period applicable thereto and, subject to the provisions of subsection 6.13 hereof, may prepay a Eurodollar Loan on any other date.

          6.4 MANDATORY PREPAYMENTS. (a) If the Aggregate Outstanding Working Capital Extensions of Credit of all of the Banks at any time exceed the Working Capital Commitments then in effect, the Company shall immediately prepay such Aggregate Outstanding Working Capital Extensions of Credit (and, to the extent necessary, cash collateralize the Inventory L/C Obligations) in an aggregate principal amount equal to such excess, together with commitment fees accrued to the date of such payment. Any such prepayment shall be applied, FIRST, to the Working Capital Loans, SECOND, to the Acceptance Reimbursement Obligations and, THIRD, to cash collateralize, in a manner acceptable to the Agent and the Banks, the then outstanding Inventory

L/C Obligations.

         (b) If at any time during the Commitment Period, the Aggregate Outstanding Working Capital Extensions of Credit of all of the Banks exceed the Borrowing Base then in effect, the Company shall, on the fourth Business Day after a request therefor is made by the Agent or any Bank, prepay such Aggregate Outstanding Working Capital Extensions of Credit (or, to the extent necessary, cash collateralize the Inventory L/C Obligations) in an aggregate principal amount equal to such excess, together with commitment fees accrued to the date of such payment. Any such prepayment shall be applied, FIRST, to the Working Capital Loans, SECOND, to the Acceptance Reimbursement Obligations and, THIRD, to cash collateralize, in a manner acceptable to the Agent and the Banks, the then outstanding Inventory L/C Obligations. Amounts prepaid pursuant to this subsection may be reborrowed.

         (c) In the event that the Company or any of its Subsidiaries sells, assigns, transfers, leases or otherwise disposes of any of the Customer Lists, then on the first Business Day after any such sale, assignment, transfer, lease or other disposition (any of the foregoing, a "CUSTOMER LIST DISPOSITION"), the Company shall or shall cause any of its Subsidiaries to apply the Net Cash Proceeds to cash collateralize the Acquisition Letters of Credit pursuant to the Cash Collateral Agreement (or, to the extent that no Acquisition Letters of Credit are then in effect, reduce the Working Capital Commitments) by the amount equal to (A) to the extent that the Net Cash Proceeds of such Customer List Disposition, together with the Net Cash Proceeds from all other Customer List Dispositions of the Customer Lists occurring prior to the date of such Customer List Disposition but after the date hereof, is less than $10,000,000, 20% of such remaining Net Cash Proceeds and (B) otherwise, 100% of such remaining Net Cash Proceeds. Notwithstanding anything to the contrary contained herein, any sale, assignment, transfer, lease or other disposition of any of the Customer Lists which occurs within 180 days after the Company or any of its Subsidiaries, as the case may be, acquired such Customer Lists shall not be deemed to be a Customer List Disposition for purposes hereof.

         (d) Each prepayment of the Loans pursuant to this subsection 6.4 shall be accompanied by payment in full of all accrued interest thereon to and including the date of such prepayment, together with any additional amounts owing pursuant to subsection 6.13.

         (e) Notwithstanding anything to the contrary contained herein or in the Cash Collateral Agreement, the Company shall not have any right to request the withdrawal from the Cash Collateral Account of any amount deposited therein pursuant to the terms of this subsection 6.4.

         6.5 ANNUAL CLEAN-UP. The Company and its Subsidiaries shall repay the Working Capital Loans, all Working Capital Borrowings of the type described in subsection 10.1(g) and all outstanding Acceptances to the extent necessary to cause there to be no amounts outstanding under the Working Capital Commitments (other than with respect to L/C Obligations) and no other Working Capital Borrowings outstanding for a period of at least 60 consecutive days during the period from April 1 through September 30 of each calendar year.

         6.6 INTEREST RATES AND PAYMENT DATES. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day PLUS the Applicable Margin then in effect for

Working Capital Loans.

         (b) Each Alternate Base Rate Loan shall bear interest for each day at a rate per annum equal to the Alternate Base Rate PLUS the Applicable Margin then in effect for Working Capital Loans.

         (c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, facility fee, agency fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection PLUS 2% or (y) in the case of overdue interest, commitment fee, facility fee, agency fee or other amounts, the rate described in paragraph (b) of this subsection PLUS 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

         (d) Interest shall be payable in arrears on each Interest Payment Date, PROVIDED that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

         6.7 COMPUTATION OF INTEREST AND FEES; PAYMENTS. The commitment fee and other fees payable pursuant to the terms hereof and interest shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate on any Note resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced, or such change in the Eurocurrency Reserve Requirements shall become effective, as the case may be. The Agent shall as soon as practicable notify the Company and the Banks of each determination of a Eurodollar Rate.
All payments (including prepayments) by the Company on account of principal and interest on any Note and the commitment fee, facility fees and agency fees hereunder shall be made to the Agent at its office specified in subsection 13.2 in lawful money of the United States of America in immediately available funds. If any payment on any Note becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the State of New York, the maturity thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, and interest thereon shall be payable at the then applicable rate during such extension. Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Agent in determining any interest rate pursuant to subsections 6.6(a), 6.6(b) or 6.6(c).

         6.8 CONVERSION AND CONTINUATION OPTIONS. (a) The Company may elect from time to time to convert Eurodollar Loans to Alternate Base Rate Loans by giving the Agent at least one Business Day's prior irrevocable notice of such election, PROVIDED that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert Alternate Base Rate Loans to Eurodollar Loans by giving the Agent at least two Working Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Bank thereof. All or any part of outstanding Eurodollar Loans and Alternate Base Rate Loans may be converted as provided herein, PROVIDED that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Agent has or the Required Banks have determined that such a conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, subsection 6.9 shall not have been contravened and (iii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Commitment Termination Date for conversions of Working Capital Loans.

         (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving notice to the Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, PROVIDED that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Agent has or the Required Banks have determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 6.9 would be contravened or (iii) after the date that is one month prior to the Commitment Termination Date for continuations of Working Capital Loans, and PROVIDED, FURTHER, that if the Company shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Alternate Base Rate Loans on the last day of such then expiring Interest Period.

         6.9 MINIMUM AMOUNTS OF TRANCHES. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) there shall be no more than ten Eurodollar Tranches at any one time outstanding.

         6.10 INABILITY TO DETERMINE EURODOLLAR RATE. If the Agent determines that extraordinary circumstances affecting the interbank eurodollar market make it impracticable to ascertain the interest rate applicable for any Interest Period or impossible to lend at the Eurodollar Rate, the Agent shall promptly notify the Company of such determination and no additional Eurodollar Loans shall be made nor any Alternate Base Rate Loans converted to Eurodollar Loans until such notice is withdrawn. If any Eurodollar Loan is outstanding on the date of such notice and such notice has not been withdrawn on the last day of the then current Interest Period applicable thereto, the Company may on the last day of such Interest Period either convert such Eurodollar Loan to a Alternate Base Rate Loan or prepay the outstanding principal balance thereof and accrued interest thereon in full.

         6.11 ILLEGALITY. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for any Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment hereunder to make Eurodollar Loans or convert Alternate Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) Loans then outstanding as Eurodollar Loans, if any, shall be converted to Alternate Base Rate Loans on the last day of the Interest Period applicable thereto or within such earlier period as required by law. The Company hereby agrees promptly to pay to any Bank, upon its demand, any additional amounts necessary to compensate such Bank for any unavoidable costs incurred by such Bank in making any conversion in accordance with this subsection 6.11, including, but not limited to, any interest or fees payable by such Bank to lenders of funds obtained by it or in order to make or maintain its Eurodollar Loans hereunder (such Bank's notice setting forth calculations of such costs to be conclusive absent manifest error).

         6.12 REQUIREMENTS OF LAW. (a) In the event that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

         (i) does or shall subject such Bank to any tax of any kind whatsoever with respect to this Agreement, any Note, any Acceptance, any Loans, any Inventory Letter of Credit, any Acquisition Letter of Credit or any Application, or change the basis of taxation of payments to such Bank of principal, fees, interest, L/C Reimbursement Obligations, Acceptance Reimbursement Obligations or any other amount payable hereunder (except for taxes covered by subsection 6.16 and changes in the rate of any tax presently imposed on such Bank based upon the overall net income of such Bank);

         (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, letters of credit issued or participated in by, or other credit extended by, or any other acquisition of funds by, any office of such Bank which are not otherwise included in the determination of the Eurodollar Rate hereunder; or

         (iii)     does or shall impose on any Bank any other condition;

and the result of any of the foregoing is to increase the cost to any Bank of making, renewing or maintaining advances or extensions of credit to the Company in the form of Eurodollar Loans, Inventory Letters of Credit, Acquisition Letters of Credit or Acceptances, or to reduce any amount receivable from the Company thereunder then, in any such case, the Company shall promptly pay to such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such additional cost or reduced amount receivable which such Bank deems to be material as determined by such Bank with respect to this Agreement, any Note, any Acceptance, the Loans, any Inventory Letter of Credit or any Acquisition Letter of Credit. If any Bank becomes entitled to claim any additional amounts pursuant to this subsection 6.12(a), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate setting forth calculations as to any additional amounts payable pursuant to the foregoing sentence submitted by such Bank to the Company shall be conclusive in the absence of manifest error.

         (b) If any Bank shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Bank's or such corporation's capital as a consequence of its obligations hereunder or under any Inventory Letter of Credit or any Acquisition Letter of Credit to a level below that which such Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, after submission by such Bank to the Company (with a copy to the Agent) of a written request therefore, the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. A certificate setting forth calculations as to any additional amounts payable pursuant to the foregoing sentence submitted by such Bank to the Company shall be conclusive in the absence of manifest error. So long as no Default or Event of Default has occurred and is continuing, if the Company is required to make a payment pursuant to this subsection 6.12(b) as required by the immediately preceding section, it may, if there are no L/C Obligations outstanding and subject to the provisions of subsection 6.13 hereof, immediately terminate the Working Capital Commitment and Acquisition Commitment of such Bank and prepay such Bank's Loans and Acceptances, together with accrued interest thereon and all other amounts payable with respect thereto.

         (c) This covenant shall survive termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

         6.13 INDEMNITY. The Company agrees to indemnify each Bank and to hold such Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a) default by the Company in payment of the principal of or interest on the Eurodollar Loans of such Bank, including, but not limited to, any such loss or expense arising from additional interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain Eurodollar Loans hereunder, (b) default by the Company in making a borrowing or conversion after the Company has given a notice in accordance with subsection 2.3 or 6.8 hereof, (c) default by the Company in making any prepayment after the Company has given a notice in accordance with subsection 6.3 hereof or (d) a voluntary or involuntary prepayment of a Eurodollar Loan on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain Eurodollar Loans hereunder. This covenant shall survive termination of this Agreement and payment of the Notes.

         6.14 PRO RATA TREATMENT AND PAYMENTS. (a) Each borrowing by the Company from the Banks, each payment by the Company on account of any fee hereunder and any reduction of the Working Capital Commitments of the Banks hereunder shall be made PRO RATA according to the respective Commitment Percentages of the Banks. Each payment (including each prepayment) by the Company on account of principal of and interest on the Working Capital Loans shall be made PRO RATA according to the respective outstanding principal amounts of the Working Capital Loans held by each Bank. All payments on Loans (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Agent, for the account of the Banks, at the Agent's office set forth in subsection 13.2, in lawful money of the United States of America and in immediately available funds. The Agent shall distribute such payments to the Banks promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

         (b) Unless the Agent shall have been notified in writing by any Bank prior to a Borrowing Date that such Bank will not make the amount which would constitute its Commitment Percentage of the borrowing on such Borrowing Date available to the Agent, the Agent may assume that such Bank has made such amount available to the Agent on such Borrowing Date, and the Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Agent on a date after such Borrowing Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate, TIMES (ii) the amount of such Bank's Commitment Percentage of such borrowing, TIMES (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Bank's Commitment Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent submitted to any Bank with respect to any amounts owing under this subsection 6.14(b) shall be conclusive, absent manifest error. If such Bank's Commitment Percentage of such borrowing is not in fact made available to the Agent by such Bank within three Business Days of such Borrowing Date, the Agent shall be entitled to recover such amount with interest thereon (without duplication) at the rate per annum applicable to Acquisition Loans which are Alternate Base Rate Loans hereunder, on demand, from the Company.

         6.15 TAXES. (a) All payments made by the Company under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Agent and each Bank, net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or such Bank, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Agent or such Bank (excluding a connection arising solely from the Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "TAXES"). If any Taxes are required to be withheld from any amounts payable to the Agent or any Bank hereunder or under the Notes, the amounts so payable to the Agent or such Bank shall be increased to the extent necessary to yield to the Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Company shall indemnify the Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Agent or any Bank as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

         (b) Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Bank and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and
(ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Bank also agrees to deliver to the Company and the Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company, and such extensions or renewals thereof as may reasonably be requested by the Bank or the Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Company and the Agent. Such Bank shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax.

         SECTION 7. CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT AND TO INITIAL EXTENSIONS OF CREDIT

         7.1 CONDITIONS TO EFFECTIVENESS OF INITIAL EXTENSIONS OF CREDIT HEREUNDER. The effectiveness of this Agreement and the obligation of each Bank to make its initial extension of credit hereunder on the Closing Date shall be subject to the fulfillment of the following conditions precedent:

         (a) LEGAL OPINION. There shall have been delivered to the Agent, with a copy for each Bank, on the Closing Date an opinion of Phillips, Nizer, Krim & Ballon, counsel to the Company and its Subsidiaries, in form and substance satisfactory to the Banks.

         (b) CORPORATE PROCEEDINGS. The Company shall have furnished to the Agent, with a copy for each Bank (in form and substance satisfactory to the Banks) a copy, certified by an appropriate officer on the Closing Date, of the resolutions of the Board of Directors of (i) the Company, authorizing all borrowings or other extensions of credit herein provided for and (ii) the Company and each of its Subsidiaries, authorizing the execution, delivery and performance of each Loan Document to which the Company or such Subsidiary, as the case may be, is a party.

         (c) CORPORATE DOCUMENTS. The Agent shall have received, with a counterpart for each Bank, true and complete copies of the certificate of incorporation and by-laws of the Company and each of its Subsidiaries in each case, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of each such Person.

         (d) INCUMBENCY CERTIFICATES. The Agent shall have received, with a counterpart for each Bank, an incumbency certificate with respect to the relevant officers of each of the Company and its Subsidiaries in form and substance satisfactory to the Agent.

         (e) RECEIPT OF CERTAIN DOCUMENTS. There shall have been received by the Agent on the Closing Date, with a copy for each Bank, the following documents, which shall have been duly authorized, executed and delivered by the appropriate party or parties thereto and which shall be satisfactory in form and substance to the Banks:

              (i) counterparts of this Agreement, executed and delivered by a duly authorized officer of the Company and each Bank;

              (ii) a Working Capital Note, payable to each Bank, substantially in the form of Exhibit A hereto, executed and delivered by a duly authorized officer of the Company;

              (iii) each Security Agreement, executed and delivered by a duly authorized officer of the grantor party thereto, together with such Uniform Commercial Code financing statements and other documents, instruments and agreements necessary (or otherwise reasonably required by the Agent) in order to perfect (or continue the perfection of) the Agent's security interest in the Collateral (as defined therein) granted thereunder;

              (iv) the Subsidiaries Guarantee, executed and delivered by a duly authorized officer of each Subsidiary of the Company;

              (v) the Cash Collateral Agreement, executed and delivered by a duly authorized officer of the Company;

              (vi)  the Line Letter, executed by the parties thereto; and

              (vii) any and all other documents which are necessary or desirable, in the opinion of the Agent or the Banks, to effectuate any of the foregoing.

         (f) FEES. The Agent shall have received, for the ratable account of the Banks, a non-refundable facility fee in the aggregate amount equal to $225,000.

         (g) BORROWING BASE CERTIFICATE. The Agent shall have received, with a copy for each Bank, a Borrowing Base Certificate, dated the Closing Date, executed by the chief financial officer or a senior vice president of the Company.

         (h) LIEN SEARCHES. The Agent and the Banks shall have received a copy, in form and substance satisfactory to them, of any lien and judgment searches which the Agent may require.

         (i) LEGAL MATTERS. All other instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Banks, and each Bank shall have received copies of all documents which it may have reasonably requested in connection therewith.

         7.2 CONDITIONS OF ALL EXTENSIONS OF CREDIT. The obligation of each Bank to make any Loans, or create any Acceptances to be made by it hereunder or to issue or participate in any Inventory Letters of Credit pursuant to the terms hereof (including, without limitation, the initial extensions of credit hereunder) shall be subject to the following conditions precedent:

         (a) REPRESENTATIONS AND WARRANTIES; NO DEFAULT. The representations and warranties contained in Section 8 hereof shall be true and correct on the date of the making of such Loan, creation of such Acceptance or the issuance or participation in such Inventory Letters of Credit, as the case may be, and no Default or Event of Default shall have occurred and be continuing on such date. Each borrowing, request for the creation of an Acceptance or request for the issuance of an Inventory Letter of Credit by the Company hereunder shall constitute a representation by the Company as of the date of each such borrowing, creation or issuance that the conditions contained in the foregoing sentence have been satisfied.

         (b) LEGAL MATTERS. All other instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agent and its counsel, and counsel to the Agent shall have received copies of all documents which it may have reasonably requested in connection therewith.


    SECTION 8.  REPRESENTATIONS AND WARRANTIES

         In order to induce the Banks to enter into this Agreement and to make the Loans and other extensions of credit herein provided for, the Company hereby represents and warrants to each Bank that:

         8.1 CORPORATE EXISTENCE. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own its assets and to transact the business in which it is presently engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify will not materially and adversely affect the conduct of business taken as a whole as it is currently conducted by the Company and its Subsidiaries.

         8.2 CORPORATE POWER AND AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The Company and each of its Subsidiaries has the corporate power, authority and legal right to make, deliver and perform this Agreement, the Notes, the Security Documents, the Applications and the other Loan Documents to which it is a party and, in the case of the Company, to borrow hereunder. The Company has taken all necessary corporate action to authorize the borrowings and/or issuance of the Letters of Credit on the terms and conditions of this Agreement, the Notes, the Security Documents, the Applications and the other Loan Documents to which it is a party. Each Subsidiary has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Security Documents and the other Loan Documents to which it is a party. No consent of any other party, including stockholders of the Company or any Subsidiary, is required and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the Notes, the Security Documents, the Applications or any of the other Loan Documents. This Agreement and each other Loan Document to be entered into on the Closing Date by the Company and/or any of its Subsidiaries has been duly executed and delivered on behalf of the Company and such Subsidiary. This Agreement and each such other Loan Document constitutes a legal, valid and binding obligation of the Company and/or such Subsidiary, as the case may be, enforceable against the Company or such Subsidiary in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         8.3 NO LEGAL BAR TO LOANS. The execution, delivery and performance of this Agreement, the Notes, the Security Documents, the Applications and the other Loan Documents will not violate any provision of any existing law or regulation or of any order or decree of any court or governmental instrumentality, or of the Certificate of Incorporation or By-Laws of the Company or any Subsidiary, or of any mortgage, indenture, contract or other agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary and any of its property or assets may be bound, and will not result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of its properties pursuant to the provisions of such mortgage, indenture, contract or other agreement.

         8.4 NO MATERIAL LITIGATION. No litigation or administrative proceedings of or before any court, tribunal or governmental body is presently pending, or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any of its or their properties or with respect to this Agreement, any Note, any Security Document, any Application or any other Loan Document, which, if adversely determined, would, in the opinion of the Company, have a Material Adverse Effect.

         8.5 NO DEFAULT. Neither the Company nor any of its Subsidiaries is in default in any material manner in the payment or performance of any of its obligations or in the performance of any contract, agreement or other instrument to which it is a party or by which it or any of its assets may be bound or if in default, such default will not materially affect the conduct of the business of the Company and its Subsidiaries taken as a whole, and no Default or Event of Default hereunder has occurred and is continuing.

         8.6 OWNERSHIP OF PROPERTIES; LIENS. The Company and each Subsidiary have good and marketable title to all of their properties and assets, real and personal, and none of such properties and assets are subject to any mortgage, lien, pledge, charge, encumbrance, security interest or title retention or other security agreement or arrangement of any nature whatsoever except as permitted in subsection 10.2 hereof.

         8.7 TAXES. The Company and each Subsidiary have filed or caused to be filed all tax returns which to the knowledge of the Company are required to be filed, and have paid all taxes shown to be due and payable on said returns or on any assessments made against them (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided on the books of the Company or such Subsidiary, as the case may

be), and no material tax liens have been filed and, to the best of the knowledge of the Company, no material claims are being asserted with respect to any taxes.

         8.8 FINANCIAL CONDITION. The consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 1995 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by KPMG Peat Marwick, copies of which have heretofore been furnished to each Bank, are complete and correct and present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 1996 and the related unaudited consolidated statements of income and of cash flows for the three-month period ended on such date, certified by the chief financial officer of the Company, copies of which have heretofore been furnished to each Bank, are complete and correct and present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or chief financial officer, as the case may be, and as disclosed therein). Neither the Company nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material guarantee obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from June 30, 1996 to and including the date hereof there has been no sale, transfer or other disposition by the Company or any of its consolidated Subsidiaries of any material part of its business or property and (except as set forth on Schedule IV) no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Company and its consolidated Subsidiaries at June 30, 1996. Since June 30, 1996, there has been no material adverse change in the condition, financial or otherwise, of the Company and such Subsidiaries.

         8.9 FILING OF STATEMENTS AND REPORTS. The Company and each Subsidiary have filed copies of all statements and reports which, to the knowledge of the Company, are required to be filed with any governmental authority, agency, commission, board or bureau.

         8.10 ERISA. Neither a Reportable Event nor an Accumulated Funding Deficiency has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits in an amount in excess of $7,500,000. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Company or any such

Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Company and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount in excess of $1,000,000.

         8.11 SUBSIDIARIES. The corporations listed on Schedule II attached hereto are wholly-owned Subsidiaries of the Company, and the Company owns no common stock of any other corporation except for Subsidiaries which have no material assets.

         8.12 INVESTMENT COMPANY ACT; OTHER REGULATIONS. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Company is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

         8.13 FEDERAL REGULATIONS. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of any regulations of such Board of Governors. If requested by any Bank or the Agent, the Company will furnish to the Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

         8.14  ENVIRONMENTAL MATTERS.

         (a) To the best knowledge of the Company, the facilities and properties owned, leased or operated by the Company or any of its Subsidiaries (the "PROPERTIES") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law in effect at the time this representation is made or deemed to be made except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to have a Material Adverse Effect.

         (b) To the best knowledge of the Company, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Company or any of its Subsidiaries (the "BUSINESS") which could materially interfere with the continued operation of the Properties or which could have a Material Adverse Effect.

         (c) Neither the Company nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the

Business, nor does the Company have knowledge that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to have a Material Adverse Effect.

         (d) To the best knowledge of the Company, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to have a Material Adverse Effect.

         (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened, under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to have a Material Adverse Effect.

         (f) To the best knowledge of the Company, there has been no release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to have a Material Adverse Effect.


         SECTION 9.  AFFIRMATIVE COVENANTS

         The Company hereby covenants and agrees that so long as any Note remains outstanding and unpaid or so long as any Commitment remains unterminated or any amount remains outstanding or unpaid hereunder or so long as any Letter of Credit or L/C Obligations remain outstanding:

         9.1  FINANCIAL STATEMENTS.  The Company shall furnish to each Bank:

         (a) as soon as available, but in any event not later than 90 days after the close of each fiscal year of the Company, a copy of the annual audit report for such year for the Company, its Subsidiaries and Star Gas Corporation, including therein a consolidated balance sheet of the Company, its Subsidiaries and Star Gas Corporation as at the end of such fiscal year, and a related consolidated statement of income and retained earnings of the Company, its Subsidiaries and Star Gas Corporation for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal period, and if such statements are prepared on a last-in/first-out basis, the Company will submit in the footnotes to such statements income and balance sheet statements prepared on a first-in/first-out valuation, all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with prior periods, such financial statements being certified by independent certified public accountants of recognized standing selected by the Company and acceptable to the Required Banks;

         (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company and 90 days after the close of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries, as at the end of such fiscal quarter, and an unaudited consolidated statement of income and retained earnings of the Company and its Subsidiaries for the period from the beginning of such fiscal year to the end of such fiscal quarter, setting forth in comparative form the figures for the corresponding fiscal period of the previous year, all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with prior periods and certified by the chief financial officer of the Company (subject to normal year-end audit adjustment);

         (c)  [Intentionally omitted];

         (d) During such time as the Company owns Star Gas Corporation and Star Gas Corporation is a general partner of Star Gas Partners, L.P., but neither Star Gas Corporation nor Star Gas Partners, L.P. is considered a Subsidiary for purposes of this Agreement, then (i) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, a copy of the quarterly financial report of Star Gas Partners, L.P. and its Subsidiaries on Form 10-Q of the Securities Exchange Act of 1934 (as amended) and (ii) as soon as available, but in any event not later than 90 days after the end of each fiscal year of the Company, a copy of the annual financial report of Star Gas Partners, L.P. and its Subsidiaries on Form 10-K of said Exchange Act;

         (e) concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate of such independent certified public accountants (i) stating that in making the examination necessary for certifying such financial statements no knowledge was obtained of any Events of Default or Defaults hereunder, except as specifically indicated and (ii) setting forth the date and amount of each interest payment and dividend, if any, between the Company and its Subsidiaries, on the one hand, and Star Gas

    Corporation and its subsidiaries, on the other hand;

         (f) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer of the Company (i) stating that, to the best of his knowledge, the Company during the relevant period has kept, observed, performed and fulfilled each and every covenant and condition contained in this Agreement, the Notes and the other Loan Documents and that he has obtained no knowledge of any Events of Default or Defaults hereunder except as specifically indicated and (ii) setting forth, in reasonable detail, the calculations supporting such statements in respect of subsections 10.7,
    10.8 and 10.11;

         (g) promptly after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and promptly after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, any governmental authority, agency, commission, board or bureau as may be reasonably requested by the Agent or any Bank;

         (h) promptly, such additional financial and other information as the Agent or any Bank may from time to time reasonably request, including unaudited consolidated balance sheets and statements of income and retained earnings of the Company and its Subsidiaries on an annual or quarterly basis; and

         (i) on the 20th day of each month (or if such day shall not be a Business Day, the next preceding Business Day) and promptly after any day on which the Agent requests, a Borrowing Base Certificate showing the Borrowing Base as of the last day of the most recently ended calendar month or such other date as reasonably requested by the Agent, as the case may be, in each case certified as complete and correct by the chief financial officer or a senior vice president, as the case may be, of the Company together with supporting documents reasonably acceptable to the Agent.

         9.2 PAYMENT OF OBLIGATIONS. The Company shall, and shall cause its Subsidiaries to, pay and discharge, at or before maturity, all of their respective obligations and liabilities, including without limitation tax liabilities, except where the same may be contested in good faith, and will maintain, and cause its Subsidiaries to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

         9.3 MAINTENANCE OF PROPERTIES; INSURANCE. The Company shall, and shall cause its Subsidiaries to, keep all properties useful and necessary in the business of the Company and its Subsidiaries in normal working order and condition; maintain, and cause its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance on all their properties in such amounts as the Company deems proper in accordance with sound business practices against such risks as are usually insured against in the same general area and by companies engaged in the same or a similar business; and furnish to the Agent and the Banks, upon written request, full information as to the insurance carried.

         9.4 NOTICES. The Company shall promptly give notice in writing to the Agent and each Bank of:

         (a) the occurrence of any Default under this Agreement or of any default under any material instrument or other agreement of the Company or any Subsidiary;

         (b) any litigation, proceeding, investigation or dispute which may exist at any time between the Company or any Subsidiary and any governmental regulatory body which might substantially interfere with the normal business operations of the Company or any Subsidiary;

         (c) all litigation and proceedings against the Company or any Subsidiary in which the amount involved is $250,000 or more and not covered by insurance or in which injunctive or similar relief is sought; and

         (d) each acquisition made by the Company or any of its Subsidiaries, including, without limitation, the material terms of all preferred and common stock of the Company or any of its Subsidiaries to be issued in connection with such acquisition, the other consideration with respect thereto, the assets being acquired, the identity of the seller thereof and such other information as any Bank may reasonably request with respect to such investment.

         9.5 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. The Company shall, and shall cause its Subsidiaries to, continue to engage in business of the same general type as now conducted by the Company and its Subsidiaries, and preserve, renew and keep in full force and effect their corporate existence and take all reasonable action to maintain their rights, privileges and franchises necessary or desirable in the normal conduct of business, PROVIDED that nothing herein contained shall prevent the Company or any Subsidiary from (a) discontinuing a part of its business, if such discontinuance is in the opinion of the Board of Directors of the Company in the interest of the Company and not disadvantageous to the Banks, or (b) engaging in such activities as permitted pursuant to subsections 9.9 and 10.4 hereof.

         9.6 INSPECTION OF PROPERTY, BOOKS AND RECORDS. The Company shall, and shall cause its Subsidiaries to, permit any representatives of the Agent or of any Bank to visit and inspect any of their respective properties and examine and make abstracts from any of the books and records of the Company and any Subsidiary at any reasonable time and as often as may reasonably be desired.

         9.7 ERISA REPORTS. The Company shall furnish to the Agent and each Bank (a) as soon as possible, and in any event within 30 days after any executive officer of the Company knows or has reason to know of the following events: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Company or any Commonly Controlled Entity, or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, a statement of the chief financial officer of the Company setting forth details thereof and the action which the Company or the Commonly Controlled Entity proposes to take with respect thereto, together with a copy of the notice of any Reportable Event given to the PBGC, (b) at the request of the Agent or any Bank, promptly after the filing thereof with the United States Secretary of Labor or the PBGC, copies of each annual and other report with respect to each Plan, and (c) promptly after receipt thereof, a copy of any notice the Company or any Commonly Controlled Entity may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any Plan.

         9.8 EXECUTION OF GUARANTIES AND SECURITY AGREEMENTS BY ADDITIONAL SUBSIDIARIES. At any time when either (x) the Agent requests that the Company do so or (x) such Subsidiary has assets with a fair market value in excess of $100,000, the Company shall cause each of its Subsidiaries which is not then party to a Guarantee and a Security Agreement to execute and deliver to the
Agent:

         (a) a Security Agreement, substantially in the form of Exhibit E hereto, accompanied by such documents, instruments, agreements and legal opinions as the Agent reasonably may request in order to perfect (or evidence the perfection of) the security interests granted by such Subsidiary thereunder; and

         (b)  a Guarantee, substantially in the form of Exhibit D hereto.

Each Security Agreement and Guarantee which is delivered pursuant to this subsection 9.8 shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Agent and as otherwise may be necessary to cause such Security Agreement and Guarantee to constitute a legal, valid and binding obligation of such Subsidiary, as the case may be, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         9.9 MAINTENANCE OF COLLATERAL. The Company shall, and shall cause its Subsidiaries to, keep their Customer Lists and all Inventory and Accounts (as each such term is defined in the relevant Security Agreement) free and clear of any and all liens, encumbrances, pledges or other security interests, except
(a) the security interests made in favor of the Agent, for the ratable benefit of the Banks, and (b) so long as no Default or Event of Default has occurred and is continuing, the Company and its Subsidiaries may sell, assign, transfer, lease or otherwise dispose of all or any part of their Customer Lists, PROVIDED the Net Cash Proceeds from any such sale, assignment, transfer, lease or other disposition are applied in accordance with the terms of subsection 6.4(d).

         9.10 UPDATE OF CUSTOMER LISTS. The Company shall, and shall cause its Subsidiaries to, provide to the Agent on such dates as the Agent reasonably may request (which request shall be made by the Agent not more than four times in any calendar year) one or more computer tapes (or such other medium as may be acceptable to the Agent) containing each Customer List owned by the Company or any of its Subsidiaries and within 20 days of such request the Company and the Agent agree that each Bank shall be permitted to review such tapes (or other medium) during the reasonable business hours of the Agent.

         9.11 ENVIRONMENTAL LAWS. The Company shall, and shall cause its Subsidiaries to:

         (a) comply with, and use commercially reasonable efforts to ensure material compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect;

         (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply with reasonable promptness in all material respects with all lawful orders of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect; and

         (c) defend, indemnify and hold harmless the Agent and the Banks, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company, any of its Subsidiaries or the Properties, or any orders, or lawful requirements of Governmental Authorities related thereto, including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.


         SECTION 10.  NEGATIVE COVENANTS

         The Company hereby covenants and agrees that so long as any Note remains outstanding and unpaid or so long as any Commitment remains unterminated or any amount remains outstanding or unpaid hereunder or so long as any Letter of Credit or L/C Obligations remain outstanding, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

         10.1 LIMITATION ON INDEBTEDNESS. Create, incur, assume or suffer to exist, any Indebtedness, except (a) Indebtedness in respect of the Loans, the Notes, the Acceptances, the Letters of Credit and the other obligations of the Company hereunder; (b) accounts payable (other than for borrowed money) incurred in the ordinary course of business as presently conducted, provided that the same shall not be overdue or, if overdue, are being contested in good faith and by appropriate proceedings; (c) Indebtedness between Subsidiaries and between any Subsidiaries and the Company; (d) other Indebtedness owing by the Company or any Subsidiary on the date of this Agreement and which was reflected in the balance sheet of the Company delivered to the Banks most recently prior to the date hereof and referred to in subsection 8.8 hereof; (e) Subordinated Debt; (f) Indebtedness of hereafter-acquired companies in the fuel oil or propane distribution business not exceeding in the aggregate a principal amount of $1,000,000 outstanding at any one time; (g) purchase money Indebtedness created as a result of the acquisition of companies in the fuel oil or propane distribution business, PROVIDED that any such Indebtedness shall be included in the calculations contained in subsection 10.8; (h) Indebtedness for funding of capital expenditures not to exceed $3,000,000 outstanding at any one time; (i) Indebtedness in respect of Letters of Credit issued by any Bank and permitted pursuant to subsection 10.3(f) hereof; and (j) Indebtedness in respect of fuel oil hedge agreements for the purpose of hedging price fluctuations of inventory of the Company and its Subsidiaries (and not for investment or speculative purposes).

         10.2 LIMITATIONS ON LIENS. Create, incur, assume or suffer to exist, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property or assets, income or profits, whether now owned or hereafter acquired, except (a) the liens and security interests existing as of the date of this Agreement referred to in the financial statements referred to in subsection 8.8 hereof, PROVIDED, HOWEVER, that such liens and security interests are not spread to cover other or additional indebtedness or property of the Company or any of its Subsidiaries; (b) liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP; (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business for sums which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings; (d) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or its Subsidiaries;
(g) security interests and liens covering real or personal property in existence at the time of acquisition thereof by the Company or any Subsidiary, and purchase money mortgages and purchase money security interests (including the lien or retained security title of a conditional vendor) covering real or personal property hereafter acquired by the Company and its Subsidiaries, PROVIDED that no such lien is spread to cover any additional property (except for additional property in the nature of improvements to property already subject to any such lien or additions to accounts receivable or inventory, as the case may be, already subject to such lien); (h) liens, mortgages and security interests in favor of the Agent, for the ratable benefit of the Banks, under the Security Documents or otherwise in connection herewith (including, without limitation, those arising pursuant to the Cash Collateral Agreement);
(i) liens arising out of judgments of awards not exceeding the aggregate principal amount of $500,000 outstanding at any time; (j) purchase money liens and security interests arising out of the funding of capital expenditures to the extent not otherwise prohibited hereunder; and (k) liens created to secure borrowings permitted under subsections 10.1(f) and 10.1(h) hereof and limited to the amount borrowed under each such subsection. Notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries create, incur, assume or suffer to exist, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon the capital stock of Star Gas Corporation, other than pursuant to agreements which provide such a mortgage, pledge, lien, charge, security interest or encumbrance on the date hereof (as such agreements may be amended, supplemented, restated, refinanced or otherwise modified from time to time).

         10.3 LIMITATION ON CONTINGENT OBLIGATIONS. Assume, guarantee, indorse or otherwise in any way be or become responsible or liable for the obligations of any person, firm, corporation or other entity (all such transactions being herein called "CONTINGENT OBLIGATIONS"), whether by agreement to purchase or repurchase obligations, or by agreement to supply funds for the purpose of paying, or enabling such entity to pay, any obligations (whether through purchasing stock, making a loan, advance or capital contribution or by means of agreeing to maintain or cause such entity to maintain, a minimum working capital or net worth of any such entity, or otherwise), except (a) contingent obligations by indorsement of instruments for deposit or collection in the ordinary course of business; (b) contingent obligations of the Company in respect of indebtedness of Subsidiaries or of any Subsidiary in respect of indebtedness of the Company, PROVIDED that, in either such case, the indebtedness in respect of which such contingent obligations are given is permitted by subsection 10.1 hereof; (c) contingent obligations by the Company or any Subsidiary of any purchase money obligations for the purchase of (i) any oil delivery vehicle entered into by any operator of an oil delivery vehicle which vehicle has been or will be used on behalf of the Company or such Subsidiary or (ii) any fuel distribution company acquired by the Company or any Subsidiary, PROVIDED that the amount of any such purchase money obligations guaranteed by the Company or its Subsidiaries shall be included in any calculation of Consolidated Funded Debt pursuant to subsection 10.8; (d) contingent obligations assumed by the Company or any of its Subsidiaries as a part of any acquisition of stock or assets of companies in the fuel oil distribution business permitted in accordance with the terms hereof; (e) contingent obligations in respect of any leases of real property by the Company or any Subsidiary; and (f) contingent obligations relating to letters of credit (including letters of credit issued under the Line Letter, but not including the Inventory Letters of Credit and the Acquisition Letters of Credit) in an aggregate amount not to exceed $15,000,000 at any one time outstanding.

         10.4 PROHIBITION OF FUNDAMENTAL CHANGES. Enter into any transaction of merger or consolidation or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a material part of its business, or any of its property or assets (including, without limitation, accounts receivable, capital stock and securities convertible into capital stock) which have a fair market value which is in excess of 5% of the fair market value of the consolidated assets of the Company and its Subsidiaries taken as a whole, or make any material change in the present method of conducting business, except that: (a) any Subsidiary may be voluntarily liquidated or dissolved, or may be merged into, or consolidated with, the Company (PROVIDED that the Company shall be the continuing or surviving corporation) or with any one or more Subsidiaries; (b) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Company or another Subsidiary; (c) the Company or any Subsidiary may sell their respective Customer Lists subject to the provisions of subsection 6.4(c); and
(d) any Subsidiary may sell any or all of its assets (other than its Inventory and Accounts, as each such term is defined in the relevant Security Agreement), or discontinue to do business, if such sale or discontinuance is in the opinion of the Board of Directors of the Company in the interest of the Company and not disadvantageous to the Banks and such sale does not violate the provisions of subsection 9.9.

         10.5 LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Make or suffer to exist any advances or loans to, or investments (by way of transfers of property, contributions to capital, acquisitions of stock, or securities or evidences of indebtedness, acquisitions of businesses or acquisitions of assets other than in the ordinary course of business, or otherwise) in, any person, firm, corporation or other business entity, except (a) investments in certificates of deposit issued by any domestic commercial bank with a capital and surplus of at least $100,000,000, PROVIDED, HOWEVER, that such certificates of deposit shall have a maturity of one year or less from the date of purchase; (b) investments in direct obligations of the United States of America or any agency thereof, or marketable obligations directly and fully guaranteed by the United States of America or any money market funds, or commercial paper, PROVIDED, HOWEVER, that any such obligations or commercial paper shall have a maturity of one year or less from the date of purchase and any such commercial paper either is issued by any of the Banks or is rated "A-1" by Standard & Poor's Corporation (or has a similar rating by any similar organization which rates commercial paper); (c) stock or obligations issued in settlement of claims against any other person by reason of an event of bankruptcy or composition or readjustment of debt or reorganization of any debtor of the Company or any Subsidiary; (d) loans to Subsidiaries; (e) during such time as no Default or Event of Default has occurred and is continuing, non-hostile acquisitions of stock or assets of companies in the oil or propane distribution business; (f) loans or advances to officers, directors and employees; (g) loans in the ordinary course of business to oil delivery vehicle operators for the purpose of purchasing oil or propane delivery vehicles; (h) advances, loans and investments existing on the date hereof which are specified in the financial statements referred to in subsection 8.8 hereof; and (i) advances of oil to other companies in the oil business by way of "through-puts" in accordance with industry practice.

         10.6 PROHIBITION OF CERTAIN PREPAYMENTS AND DIVIDENDS. (a) Make any payment of principal of any debt, with a maturity of more than one year, for borrowed money (except with respect to Indebtedness evidenced by the Notes) or for the deferred purchase price of property or services, except at the stated maturity of such debt or as required by mandatory prepayment provisions relating thereto as in effect on the date hereof; PROVIDED that:

         (i) any such debt (other than Subordinated Debt) may be prepaid at any time if no Default or Event of Default has occurred and is continuing or would result therefrom; and

         (ii) any Subordinated Debt may be prepaid at any time when no Default or Event of Default has occurred and is continuing or would result therefrom (x) following the termination of the Acquisition Commitments or
    (y) prior to such termination, with the proceeds of new Subordinated Debt or equity sales.

         (b) Pay any dividend (other than dividends payable solely in common stock of the Company) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Company or any Subsidiary or any warrants or options to purchase any such Stock or make any other distribution in respect thereof, either directly or indirectly (such payments, "RESTRICTED PAYMENTS"); PROVIDED that the provisions of this subsection 10.6(b) shall not apply to (a) Restricted Payments made by any Subsidiary of the Company to any wholly-owned Subsidiary of the Company or to the Company and (b) other Restricted Payments made when no Default or Event of Default has occurred and is continuing or would result therefrom.

         10.7 CONSOLIDATED CASH FLOW; EBITDA. (a) Permit Consolidated Cash Flow for

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                                                                              54


the first fiscal quarter of each fiscal year of the Company to be less than $40,000,000.

         (b) Permit EBITDA for any fiscal year of the Company to be less than $40,000,000.

         10.8 LIMITATION ON FUNDED DEBT. Incur, create, assume, guarantee or otherwise become liable ("INCUR") for any additional Funded Debt unless such additional Funded Debt is permitted pursuant to subsection 10.1 and, after giving effect thereto, the Consolidated EBITDA Coverage Ratio as of the date of the most recent financial statements delivered pursuant to subsections 9.1(a) or 9.1(b) on or prior to the date on which such Funded Debt is to be Incurred exceeds the ratio set forth opposite such period during which such date occurs:

                   Period                          Ratio
                   ------                          -----
              Prior to 12/31/96                  2.1 to 1.0
              1/1/97 - 12/31/97                  2.2 to 1.0
              1/1/98 - 12/31/98                  2.3 to 1.0
              1/1/99 - 12/31/99                  2.4 to 1.0
              1/1/2000 and thereafter            2.5 to 1.0

Notwithstanding the foregoing provisions of this subsection 10.8, the Company may incur, create, assume, guarantee or otherwise become liable for additional Funded Debt to the extent that such additional Funded Debt is Incurred to refund, extend or renew up to an equal amount of outstanding Funded Debt; PROVIDED that if any Funded Debt is Incurred for the purpose of refunding, extending or renewing any Indebtedness which is:

         (i) subordinate to the obligations hereunder, then such new Funded Debt must also be subordinated to the obligations hereunder to at least the same extent as was the Indebtedness which is being refunded, extended or renewed, as the case may be, thereby; or

         (ii) of equal rank with the obligations hereunder, then such Funded Debt may not be senior to the obligations hereunder.

         10.9 COVENANT NOT TO COMPETE. Upon the sale of any Customer List by the Company, any of its Subsidiaries, the Agent or any Bank to any Person following the occurrence of any Event of Default, sell or distribute any product of the type sold or distributed by the Company or any of its Subsidiaries to any Person listed on such Customer List who purchased such products from the Company or any of its Subsidiaries at any time during the one year period prior to the date of sale of such Customer List, or otherwise utilize the information contained in such Customer List as of the date of such sale, directly or indirectly, for the foregoing purposes; PROVIDED, HOWEVER, that such covenant shall terminate upon the date which is five years following the date of sale of such Customer List. Notwithstanding anything to the contrary contained in this Agreement, the terms and provisions of this subsection 10.9 and the protection afforded by this subsection 10.9, shall be for the benefit only of the Agent, the Banks and any Person who purchases Customer Lists from any of the foregoing or from the Company or any of its Subsidiaries following the occurrence and during the continuance of any Event of Default.

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                                                                              55


         10.10 LIMITATION ON NEGATIVE PLEDGE CLAUSES. Enter into with any Person any agreement which prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien in favor of the Agent and the Banks (or any successors thereto or assigns thereof) upon any of the capital stock of Star Gas Corporation from time to time owned, beneficially or of record, by it; PROVIDED that the provisions of this subsection 10.10 shall not apply to (a) this Agreement, (b) the Agreement of Limited Partnership of Star Gas Partners, L.P. dated as of December 20, 1995, between Star Gas Corporation and William G. Powers, Jr., (c) the Agreement of Limited Partnership of Star Gas Propane, L.P. dated as of December 20, 1995, between Star Gas Corporation and Star Gas Partners, L.P. or (d) any other agreements of the Company and its Subsidiaries which contain a provision to such effect on the date hereof (as such other agreements may be amended, supplemented, restated, refinanced or otherwise modified from time to time).

         10.11 CONSOLIDATED EBITDA COVERAGE RATIO. Permit the Consolidated EBITDA Coverage Ratio for any fiscal year of the Company to be less than 1.35 to 1.00.


         SECTION 11.  EVENTS OF DEFAULT

         Upon the occurrence of any of the following:

         (a) failure by the Company to pay (A) the principal of or any installment of the principal of any Note when due, including, without limitation, pursuant to the terms of subsection 6.4 and 6.5, or (B) any Acceptance Reimbursement Obligation or any L/C Obligation when due, or (C) any interest on any Note or any fee (including, without limitation, any commitment fee) within five days after any such interest or fee becomes due;

         (b) if any representation or warranty made by the Company or any of its Subsidiaries in this Agreement or any other Loan Document or in any certificate, financial or other statement furnished at any time under or in connection with this Agreement or such Loan Document shall prove to have been untrue or misleading in any material respect when made or deemed made;

         (c) default by the Company or any other Subsidiary of the Company, as the case may be, in the observance or performance of any of the covenants or agreements contained in the Loan Documents (other than this Agreement and the Guarantees) or in subsections 10.4 and 10.6 through and including
    10.11 of this Agreement;

         (d) default by the Company in the observance or performance of any covenant or agreement contained in subsections 9.1(g), 10.1, 10.2, 10.3 and 10.5, and the continuance of same for 5 days after notice of such default is given the Company by the Agent or any Bank;

         (e) default by the Company in the observance or performance of any other covenant or agreement contained in this Agreement, and the continuance of the same for 15 days after notice of such default is given the Company, by the Agent or any Bank;

         (f) if the Company, any Subsidiary or any guarantor of any Note, any Acceptance Reimbursement Obligation, any Inventory Reimbursement Obligation or any Acquisition L/C Reimbursement Obligation (if other than a Subsidiary) shall (i) default in the payment of principal or interest on any obligation for borrowed money (other than any Note), or for the deferred purchase price of property, beyond the period of grace, if any, provided with respect thereto or (ii) default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto if the effect thereof is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity;

         (g) (i) the Company, any of its Subsidiaries or any guarantor of any Note, any Acceptance Reimbursement Obligation, any Inventory Reimbursement Obligation or Acquisition L/C Reimbursement Obligation (if other than a Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or the Company, any of its Subsidiaries or any such guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company, any of its Subsidiaries or any such guarantor any case, proceeding or other action of a nature referred to in clause (i) above or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property, which case, proceeding or other action (x) results in the entry of an order for relief or (y) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) the Company, any of its Subsidiaries or any such guarantor shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the acts set forth in clauses
    (i) or (ii) above; or (iv) the Company, any of its Subsidiaries or any such guarantor shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing its inability to pay its debts;

         (h) (i) any Person shall engage in any Prohibited Transaction involving any Plan, (ii) any Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Banks is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan or any employee benefit plan which is covered by ERISA; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the

    Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole;

         (i) default by any guarantor (including, without limitation, the Company or any of its Subsidiaries) in the observance of any covenant or agreement contained in its Guarantee or any other guarantee of any of the obligations of the Company hereunder, any such Guarantee or other guarantee shall cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any such guarantor, or such party shall deny that it has any further liability to the Banks with respect thereto;

         (j) failure by any guarantor to perform any agreements contained in any agreement executed by a guarantor for the benefit of the Agent and/or the Banks;

         (k) (i) any of the Security Documents (other than the Guarantees) shall cease, for any reason, to be in full force and effect, or the Company shall so assert or (ii) the security interests created by the Security Documents shall cease, for any reason other than a release by the Agent, to be enforceable and of the same effect and priority purported to be created thereby; or

         (l) final judgment for the payment of money in excess of $500,000 shall be rendered against the Company, any Subsidiary or any guarantor of any Note, any Acceptance Reimbursement Obligation, any Inventory Reimbursement Obligation or Acquisition L/C Reimbursement Obligation (if other than a Subsidiary), and the same shall remain undischarged, unbonded or not insured, for a period of 30 days during which execution of such judgment shall not be effectively stayed;

then (i) if such event is an event specified in paragraph (g) above, then the Working Capital Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes (including, without limitation, all L/C Obligations whether or not the beneficiaries thereof shall have presented the documents required thereunder and all amounts of Acceptance Reimbursement Obligations whether or not matured) shall be immediately due and payable without notice or demand and (ii) if such event is any other Event of Default, either or both of the following actions may be taken: (A) with the consent of the Required Banks, the Agent may, or upon the direction of the Required Banks, the Agent shall, by notice to the Company, declare the Working Capital Commitments to be terminated forthwith, whereupon the Working Capital Commitments shall immediately terminate; and (B) with the consent of the Required Banks, the Agent may, or upon the direction of the Required Banks, the Agent shall, by notice of default to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all L/C Obligations whether or not the beneficiaries thereof shall have presented the documents required thereunder and all amounts of Acceptance Reimbursement Obligations whether or not matured) and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any Note or in any Acceptance or any Application or other letter of credit application to the contrary notwithstanding; and (iii) with the consent of the Required Banks, the Agent may, and

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                                                                              58


upon the direction of the Required Banks, the Agent shall, exercise any and all remedies and other rights provided pursuant to this Agreement and/or the other Loan Documents. With respect to all Acceptances and Letters of Credit (including, without limitation, Letters of Credit issued pursuant to the terms of the Line Letters) that shall not have been paid or with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Company shall at such time deposit in the Cash Collateral Account (or such other cash collateral account as the Agent shall specify) an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit PLUS the aggregate outstanding amount of Acceptance Reimbursement Obligations. Such monies shall be applied to payments of drafts drawn under Letters of Credit and to payment of Acceptances at maturity, and the unused portion thereof after such application, if any, shall be applied to repay other obligations of the Company hereunder or under the Notes, and after all Letters of Credit have expired, all Drafts and Acceptances have matured and been repaid and all other obligations of the Company hereunder are paid in full, the balance, if any, shall be returned to the Company. Except as expressly provided above in this Section 11, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


         SECTION 12.  THE AGENT

         12.1 APPOINTMENT. Each Bank hereby irrevocably designates and appoints Chase as the Agent of such Bank under this Agreement, and each such Bank irrevocably authorizes Chase, as the Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.

         12.2 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         12.3 EXCULPATORY PROVISIONS. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for its or such Person's own gross negligence or willful misconduct), or
(ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any Subsidiary or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Company or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.

         12.4 RELIANCE BY AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Notes and the other Loan Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

         12.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks and to the Company; PROVIDED, HOWEVER, that the failure of the Agent to give such notice to the Company shall not affect the rights of the Agent and the Banks hereunder or under the Security Documents. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; PROVIDED that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

         12.6 NON-RELIANCE ON AGENT AND OTHER BANKS. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and

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                                                                              60


decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder or by the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

         12.7 INDEMNIFICATION. The Banks agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their Working Capital Commitments at the time that the event giving rise to the indemnity obligation occurred, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein (including, without limitation, the Line Letter) or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; PROVIDED that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

         12.8 AGENT IN ITS INDIVIDUAL CAPACITY. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and its Subsidiaries as though the Agent were not the Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued or participated in by it, the Agent shall have the same rights, powers, obligations and limitations under this Agreement and the other Loan Documents as any Bank and is subject to the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

         12.9 SUCCESSOR AGENT. The Agent may resign as Agent upon 10 days' notice to the Banks. If the Agent shall resign as Agent under this Agreement, then the Required Banks shall appoint from among the Banks a successor agent for the Banks, subject to prior approval by the Company (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation hereunder as Agent, the provisions of this subsection 12.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

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                                                                              61



         SECTION 13. MISCELLANEOUS

         13.1 AMENDMENTS AND WAIVERS. Neither this Agreement, any Note or any other Loan Document, nor any terms hereof of thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection 13.1. With the written consent of the Required Banks, the Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement, the Notes, or the other Loan Documents to which the Company is a party or changing in any manner the rights of the Banks or of the Company hereunder or thereunder or waiving, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of this Agreement or the Notes or the other Loan Documents to which the Company is a party or any Default or Event of Default and its consequences; PROVIDED, HOWEVER, that no such waiver and no such amendment, supplement or modification shall:

         (i) without the written consent of each Bank, extend any scheduled installment or the final scheduled maturity of any of the Loans or the Notes, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, or change the amount or payment terms (including, without limitation, fees and commissions) of any Working Capital Commitment or Acquisition Commitment or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, or reduce the respective percentages specified in the definitions of "Required Banks" in subsection 1.1, or amend the definition of Borrowing Base in any respect which would increase the amount available to the Company hereunder, or amend, modify or waive any provision of this subsection 13.1;

         (ii) without the written consent of all Banks, (x) release any of the collateral provided for in any Security Document, except as set forth therein or increase the amount of Indebtedness permitted pursuant to subsection 10.1(g), or (y) amend, modify or waive any provision of subsection 6.4(c), Section 9 (other than subsections 9.1, 9.3, 9.6, 9.7 and 9.11) and Section 10;

         (iii) without the written consent of the Issuing Bank, amend, supplement or otherwise modify any provisions of or directly applicable to any Letter of Credit;

         (iv) without the written consent of the then Agent, amend, modify or waive any provision of Section 12.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Banks, the Agent and all future holders of the Notes. In the case of any waiver, the Company, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

         13.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or 5 days after being deposited in the mail, postage prepaid, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Company and the Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

   The Company:    Petroleum Heat and Power Co., Inc.
                   Clearwater House
                   2187 Atlantic Street
                   Stamford, Connecticut  06902
                   Attention:  President
                   Telecopier:    (203) 328-7422

    The Agent:     The Chase Manhattan Bank
                   7600 Jericho Turnpike
                   Woodbury, New York  11797
                   Attention:  John T. Mast, Vice President
                   Telecopier:    (516) 364-3307

PROVIDED that any notice, request or demand to or upon the Agent or the Banks pursuant to subsections 2.3, 6.2, 6.3 and 6.8 shall not be effective until received.

         13.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder or under any other Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided or provided in the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         13.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Notes.

         13.5 PAYMENT OF EXPENSES AND TAXES. The Company agrees (a) to pay or reimburse the Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel to the Agent, (b) to pay or reimburse each Bank and the Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes and any such other documents, including, without limitation, fees and disbursements of counsel to the Agent and to the several Banks, (c) to pay, indemnify, and hold each Bank, the Agent and the officers, directors, employees, agents, attorneys-in-fact or affiliates of each such Bank and the Agent (each an "INDEMNIFIED PARTY") harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes and any such other documents, and (d) to pay, indemnify, and hold each Indemnified Party harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes and any such other documents (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"), PROVIDED, that the Company shall have no obligation hereunder to the Indemnified Parties with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of any such Indemnified Party, (ii) legal proceedings commenced against the Indemnified Party by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, or (iii) legal proceedings commenced against the Indemnified Party by any other Bank or by any transferee of any part of such Bank's commitment hereunder. The agreements in this subsection shall survive repayment of the Notes and all other amounts payable hereunder.

         13.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS; PURCHASING BANKS. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

         (b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Working Capital Commitment or Acquisition Commitment of such Bank or any other interest of such Bank hereunder and under the other Loan Documents. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, and the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and the other Loan Documents. The Company agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note, PROVIDED that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Banks the proceeds thereof as provided in subsection 13.7(a) as fully as if it were a Bank hereunder. The Company also agrees that each Participant shall be entitled to the benefits of subsections 6.12, 6.13 and 6.16 with respect to its participation in the Working Capital Commitments, Acquisition Commitments and the Loans outstanding from time to time; PROVIDED, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

         (c) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to any Bank or any affiliate thereof and, with the consent of the Company and the Agent (which in each case shall not be unreasonably withheld), to one or more additional banks or financial institutions ("PURCHASING BANKS") all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance, substantially in the form of Exhibit I, executed by such Purchasing Bank, such transferor Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Company and the Agent) and delivered to the Agent for its acceptance and recording in the Register. Upon such execution, delivery, acceptance and recording, from and after the Effective Date determined pursuant to such Assignment and Acceptance,
(x) the Purchasing Bank thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder with a Working Capital Commitment and Acquisition Commitment, and
(y) the transferor Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Bank's rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Notes. On or prior to the Effective Date determined pursuant to such Assignment and Acceptance, the Company, at its own expense, shall execute and deliver to the Agent in exchange for the Working Capital Note of the transferor Bank a new Working Capital Note to the order of such Purchasing Bank in an amount equal to the Working Capital Commitment or Acquisition Commitment, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if the transferor Bank has retained a Working Capital Commitment hereunder, a new Working Capital Note to the order of the transferor Bank in an amount equal to the Working Capital Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date or the Commitment Termination Date, as the case may be, and shall otherwise be in the form of the Note replaced thereby. The Note(s) surrendered by the transferor Bank shall be returned by the Agent to the Company marked "cancelled". Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Bank shall assign any portion of any of its Commitments hereunder (or the extensions of credit outstanding thereunder) pursuant to an Assignment and Acceptance without simultaneously assigning to the same Purchasing Bank a ratable share of each other Commitment hereunder (or the extensions of credit outstanding thereunder) and such Purchasing Bank becoming a party to the Line Letter for its ratable share thereof.

         (d)  The Agent shall maintain at its address referred to in subsection
13.2 a copy of each Assignment and Acceptance delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Banks and the Working Capital Commitment and Acquisition Commitment of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

         (e) Upon its receipt of an Assignment and Acceptance executed by a transferor Bank and Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Company and the Agent) together with payment to the Agent of a registration and processing fee of $2000, the Agent shall (i) promptly accept such Assignment and Acceptance and
(ii) on the Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Company.

         (f) The Company authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a "TRANSFEREE") and any prospective Transferee any and all financial information in such Bank's possession concerning the Company and its affiliates which has been delivered to such Bank by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Company in connection with such Bank's credit evaluation of the Company and its affiliates prior to becoming a party to this Agreement.

         (g) If, pursuant to this subsection, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Company or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent and the Company) either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Bank, the Agent and the Company) to provide the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent and the Company) a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

         (h) Nothing herein shall prohibit any Bank from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

         13.7 ADJUSTMENTS; SET-OFF. (a) If any Bank (a "BENEFITTED BANK") shall at any time receive any payment of all or part of its Loans, Inventory Reimbursement Obligations, Acquisition L/C Reimbursement Obligations or Acceptance Reimbursement Obligations or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (g) of
Section 11, or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank's Loans, Inventory Reimbursement Obligations, Acquisition L/C Reimbursement Obligations or Acceptance Reimbursement Obligations or interest thereon, such benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank's Loans, Inventory Reimbursement Obligations, Acquisition L/C Reimbursement Obligations or Acceptance Reimbursement Obligations, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; PROVIDED, HOWEVER, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another Bank's Loans, Inventory Reimbursement Obligations, Acquisition L/C Reimbursement Obligations or Acceptance Reimbursement Obligations may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

         (b) In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount becoming due and payable by the Company hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank to or for the credit or the account of the Company. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank, PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application.

         13.8 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

         13.9 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         13.10 SUBMISSION TO JURISDICTION; WAIVERS. (a) The Company hereby irrevocably and unconditionally:

              (i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any other Loan Document to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

         (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

              (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in subsection 13.2 or at such other address of which the Agent shall have been notified pursuant thereto; and

              (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

         (b) The Company, the Agent and each Bank hereby irrevocably and unconditionally waive trial by jury and the Company hereby waives its right of set-off and its right to interpose counterclaims in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.


                                       PETROLEUM HEAT AND POWER CO., INC.


                                       By:
                                         --------------------------------------
                                          Title:


                                       THE CHASE MANHATTAN BANK (formerly known as Chemical Bank), as Agent and as a Bank


                                       By:
                                         --------------------------------------
                                          Title:


                                       THE FIRST NATIONAL BANK OF BOSTON



                                       By:
                                         --------------------------------------
                                          Title:


                                       NATIONSBANK, N.A.


                                       By:
                                         --------------------------------------
                                          Title:


                                       FIRST UNION BANK OF CONNECTICUT
                                       (formerly known as First Fidelity Bank)


                                       By:
                                         --------------------------------------
                                          Title:

                        Schedule I



                         Commitments; Commitment Percentages;
                               Addresses for Notices
                            -----------------------------


                                  Working Capital     Acquisition    Commitment
Address for Notices                 Commitment        Commitment     Percentage
-------------------               ---------------     -----------    ----------

The Chase Manhattan Bank             $21,000,000    $ 6,030,500           35%
7600 Jericho Turnpike
Woodbury, NY 11797
Attn:  John Mast


The First National Bank              $15,000,000    $ 4,307,500           25%
  of Boston
100 Federal Street,  #010802
Boston, MA  02110
Attn:  Michael Hannon


NationsBank, N.A.                    $15,000,000    $ 4,307,500           25%
767 Fifth Avenue
New York, NY  10152
Attn:  Eileen Higgins


First Union Bank of Connecticut       $9,000,000    $ 2,584,500           15%
10 State House Sq. - 2nd Floor
Hartford, Connecticut  06103
Attn:  Matt Riley

                    TOTAL            $60,000,000    $ 17,230,000         100%
                                      ----------    ------------         ----
                                      ----------    ------------         ----